Exhibit 10.1
Execution Copy
COMMON STOCK PURCHASE AGREEMENT
BY AND AMONG
CONCHO RESOURCES INC.
AND
THE PURCHASERS NAMED HEREIN

COMMON STOCK PURCHASE AGREEMENT
     COMMON STOCK PURCHASE AGREEMENT, dated as of June 5, 2008 (this “Agreement”), by and among CONCHO RESOURCES INC., a Delaware corporation (“Concho”), and each of the purchasers named in Schedule 2.01 to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”).
     WHEREAS, simultaneously with the execution of this Agreement, Concho is entering into a definitive purchase agreement to acquire indirectly all of Henry’s right, title and interest in and to certain oil and gas properties and related assets described in the Henry Acquisition Agreement upon the terms and conditions and for the consideration set forth in the Henry Acquisition Agreement (the “Henry Acquisition”);
     WHEREAS, Concho desires to finance a portion of the Henry Acquisition through the sale of an aggregate of $250,000,138.34 of Common Stock and the Purchasers desire to purchase severally an aggregate of $250,000,138.34 of Common Stock from Concho, each in accordance with the provisions of this Agreement;
     WHEREAS, it is a condition to the obligations of the Purchasers and Concho under this Agreement that the Henry Acquisition be consummated; and
     WHEREAS, Concho has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Common Stock acquired pursuant to this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Concho and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “8-K Filing” shall have the meaning specified in Section 5.03.
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” shall have the meaning specified in the introductory paragraph.
     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Henry Acquisition Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.
     “Board of Directors” means the board of directors of Concho.
     “Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas or New York, New York.
     “Buy-In” shall have the meaning specified in Section 8.07.
     “Buy-In Price” shall have the meaning specified in Section 8.07.
     “Chase Registration Rights Agreement” shall have the meaning specified in Section 3.14.
     “Closing” shall have the meaning specified in Section 2.02.
     “Closing Date” shall have the meaning specified in Section 2.02.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.
     “Common Stock Price” shall have the meaning specified in Section 2.01(b).
     “Common Stockholders” means the Common Stockholders of Concho.
     “Common Stock” means the Common Stock of Concho.
     “Concho” shall have the meaning specified in the introductory paragraph.
     “Concho Financial Statements” shall have the meaning specified in Section 3.03.
     “Concho Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, prospects, operations, or affairs of Concho and its Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, or affairs reflected in the Concho SEC Documents, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on Concho and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which Concho and its Subsidiaries participate or are engaged, (ii) the ability of Concho and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to

2

meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Concho to consummate the transactions under any Basic Document.
     “Concho Financial Statements” shall have the meaning specified in Section 3.03.
     “Concho Related Parties” shall have the meaning specified in Section 7.02.
     “Concho SEC Documents” shall have the meaning specified in Section 3.03.
     “DGCL” means Delaware General Corporation Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Concho, its Subsidiaries or any of their Property or any of the Purchasers.
     “Henry” means James C. Henry and his wife Paula Henry, Henry Securities Ltd., a Texas limited partnership, and Henchild, LLC, a Texas limited liability company.
     “Henry Acquisition” shall have the meaning specified in the recitals.
     “Henry Acquisition Agreement” means that certain Purchase Agreement dated June 5, 2008, by and among Concho and Henry, which is attached hereto as Exhibit F.
     “Henry Closing Date” means the date on which the Henry Acquisition is consummated.
     “Indemnified Party” shall have the meaning specified in Section 7.03.
     “Indemnifying Party” shall have the meaning specified in Section 7.03.
     “Law” or “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

3

     “Lock-Up Date” means 45 days following the Closing Date.
     “Organizational Documents” means, the certificate or articles of incorporation and bylaws of Concho.
     “Party” or “Parties” means Concho and the Purchasers, individually or collectively, as the case may be.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Placement Agent Fees” means the fees that Concho is obligated to pay to Banc of America Securities LLC within one Business Day of the closing of the transactions contemplated by this Agreement.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means the aggregate of each Purchaser’s Commitment Amount set forth opposite the Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.
     “Purchased Common Stock” means the Common Stock to be issued and sold to the Purchasers pursuant to this Agreement.
     “Purchaser” shall have the meaning specified in the introductory paragraph.
     “Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.
     “Purchaser Related Parties” shall have the meaning specified in Section 7.01.
     “Purchasers” shall have the meaning specified in the introductory paragraph.
     “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit B, to be entered into at the Closing, among Concho and the Purchasers.
     “Representatives” of any Person means the officers, members, managers, directors, employees, agents and other representatives of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

4

     “Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
     “Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.
     “Terminating Breach” shall have the meaning specified in Section 8.11(a)(ii).
     “Transfer Agent” means American Stock Transfer & Trust Company in its capacity as transfer agent for the Common Stock.
     Section 1.02. Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
SALE AND PURCHASE
     Section 2.01. Sale and Purchase. Contemporaneously with the consummation of the Henry Acquisition and subject to the terms and conditions of this Agreement, at the Closing, Concho hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Concho, the dollar amount of Purchased Common Stock set forth opposite its name on Schedule 2.01 hereto. Each Purchaser agrees to pay Concho the Common Stock Price for each share of Purchased Common Stock as set forth in Section 2.01(b). The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document. Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be

5

entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
     (a) Common Stock. The amount of Purchased Common Stock to be issued and sold to each Purchaser shall be equal to the amount next to such Purchaser’s name under the column entitled “Common Stock” on Schedule 2.01. The Purchased Common Stock shall have those rights, preferences, privileges and restrictions governing the Common Stock as set forth in the Organizational Documents.
     (b) Consideration. The amount per share of Common Stock each Purchaser will pay to Concho to purchase the Purchased Common Stock (the “Common Stock Price”) shall be $30.11.
     Section 2.02. Closing. The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Purchased Common Stock, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) concurrent with the Henry Closing Date, but on or prior to August 31, 2008, provided that Concho shall have given each Purchaser five (5) Business Days (or such shorter period as shall be agreeable to the Parties) prior notice of such designated Closing Date, at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONCHO
     Concho represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
     Section 3.01. Corporate Existence. Concho: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has requisite power and authority to carry on its business as now conducted, and to own and lease its properties and other assets as now owned or leased, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted as described in the Concho SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Concho Material Adverse Effect; and (ii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Concho Material Adverse Effect.
     Section 3.02. Capitalization and Valid Issuance of Purchased Common Stock.
     (a) As of the date of this Agreement, and prior to the issuance and sale of the Purchased Common Stock, the issued and outstanding shares of Common Stock of Concho consists of 75,984,526 shares. All of the outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents and are fully paid and non-assessable.

6

     (b) Other than Concho’s existing Long-Term Incentive Plan Concho has no equity compensation plans that contemplate the issuance of Common Stock (or securities convertible into or exchangeable for Common Stock). Concho has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Common Stockholders may vote. Except as set forth in the first sentence of this Section 3.02(b) or as contemplated by this Agreement there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Concho or any of its Subsidiaries to issue, transfer or sell any equity interests in Concho or any of its Subsidiaries or securities convertible into or exchangeable for such equity interests, (ii) obligations of Concho or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests in Concho or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Concho or any of its Subsidiaries is a party with respect to the voting of the equity interests of Concho or any of its Subsidiaries.
     (c) (i) All of the issued and outstanding equity interests of each of Concho’s Subsidiaries are owned, directly or indirectly, by Concho free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Concho’s or Concho’s Subsidiaries’ credit facilities filed as exhibits to the Concho SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Concho’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by the organizational documents of Concho’s Subsidiaries) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Concho SEC Documents, neither Concho nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
     (d) The offer and sale of the Purchased Common Stock will be duly authorized by Concho pursuant to the Organizational Documents and when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
     (e) The Purchased Common Stock will be issued in compliance with all applicable rules of The New York Stock Exchange. Prior to the Closing Date, Concho will submit to The New York Stock Exchange a Notification Form: Listing of Additional Common Stock with respect to the Purchased Common Stock. Concho’s currently outstanding Common Stock is quoted on The New York Stock Exchange and Concho has not received any notice of delisting.
     (f) The Purchased Common Stock shall have those rights, preferences, privileges and restrictions governing the Common Stock as set forth in the Organizational Documents. A true and correct copy of the Organizational Documents, as amended through the

7

date hereof, has been filed by Concho with the Commission on August 8, 2007 as Exhibit 3.1 and Exhibit 3.2 to Concho’s Current Report on Form 8-K.
     Section 3.03. Concho SEC Documents. Concho has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Concho SEC Documents”). The Concho SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Concho Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Concho SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Concho as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Grant Thornton LLP is an independent registered public accounting firm with respect to Concho and has not resigned or been dismissed as independent registered public accountants of Concho as a result of or in connection with any disagreement with Concho on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.04. No Material Adverse Change. Except as set forth in or contemplated by the Concho SEC Documents, and except for the proposed Henry Acquisition, which has been disclosed to, and discussed with, each of the Purchasers, since December 31, 2007, Concho and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Concho Material Adverse Effect (ii) acquisition or disposition of any material asset by Concho or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Concho’s accounting principles, practices or methods or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the Henry Acquisition).
     Section 3.05. Litigation. Except as set forth in the Concho SEC Documents, there is no Action pending or, to the knowledge of Concho, contemplated or threatened against Concho or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Concho Material Adverse Effect, or which challenges the validity of this Agreement.
     Section 3.06. No Breach. The execution, delivery and performance by Concho of the Basic Documents to which it is a party and all other agreements and instruments in connection

8

with the transactions contemplated by the Basic Documents, and compliance by Concho with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Concho or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Organizational Documents or any organizational documents of any of Concho’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Concho or any of its Subsidiaries is a party or by which Concho or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Concho or any of its Subsidiaries, except in the cases of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Concho Material Adverse Effect.
     Section 3.07. Authority. Concho has all necessary corporate power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Concho of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Concho, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity. Except as contemplated by this Agreement, no approval by the Common Stockholders is required as a result of Concho’s issuance and sale of the Purchased Common Stock.
     Section 3.08. Approvals. Except as contemplated by this Agreement or as required by the Commission in connection with Concho’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Concho of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Concho Material Adverse Effect.
     Section 3.09. Investment Company Status. Concho is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.10. Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Common Stock pursuant to this Agreement are exempt from the registration requirements of the Securities

9

Act, and neither Concho nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.
     Section 3.11. Certain Fees. Except for the Placement Agent Fees, no fees or commissions will be payable by Concho to brokers, finders or investment bankers with respect to the sale of any of the Purchased Common Stock or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions. Concho agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Concho or alleged to have been incurred by Concho in connection with the sale of Purchased Common Stock or the consummation of the transactions contemplated by this Agreement.
     Section 3.12. No Side Agreements. Except for the confidentiality agreements entered into by and between each of the Purchasers and Concho or BAS, there are no other agreements by, among or between Concho or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
     Section 3.13. Internal Accounting Controls. Except as disclosed in the Concho SEC Documents, Concho and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     Section 3.14. Preemptive Rights or Registration Rights. Except (i) as set forth in the Organizational Documents, (ii) as set forth in the other organizational documents of Concho’s Subsidiaries, (iii) as provided in the Basic Documents (iv) for existing awards under Concho’s Long-Term Incentive Plan or (v) for the Registration Rights Agreement dated February 27, 2006 and filed with the Commission on April 24, 2007 as Exhibit 10.12 to Concho’s general form for registration of securities on Form S-1 (“Chase Registration Rights Agreement”), there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock of Concho or any of its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound. Neither the execution of this Agreement nor the issuance of the Purchased Common Stock as contemplated by this Agreement gives rise to any rights for or relating to the registration of any securities of Concho, other than pursuant to the Registration Rights Agreement.
     Section 3.15. Insurance. Concho and its Subsidiaries are insured against such losses and risks and in such amounts as Concho believes in its sole discretion to be prudent for its businesses. Concho does not have any reason to believe that it or any Subsidiary will not be able

10

to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
     Section 3.16. Acknowledgment Regarding Purchase of Purchased Common Stock. Concho acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Concho’s request and Concho has concluded that such participation is in Concho’s best interest and is consistent with Concho’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser. Concho further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Concho (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Common Stock. Concho further represents to each Purchaser that Concho’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Concho and its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to Concho with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
     Section 4.01. Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.02. No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Common Stock by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this

11

Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.03. Investment. The Purchased Common Stock is being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Common Stock or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Common Stock under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Common Stock, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.
     Section 4.04. Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Concho that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Stock, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     Section 4.05. Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Concho SEC Documents, (b) had access to information regarding the Henry Acquisition and its potential effect on Concho’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Concho regarding such matters. Such Purchaser also acknowledges that audited pro forma financial statements regarding the Henry Acquisition are not currently publicly available and have not been provided to such Purchaser. Such Purchaser understands that after the Henry Acquisition Closing Date, pro forma financial statements will be required to be filed with the Commission by Concho pursuant to the rules and regulations of the Commission. Such Purchaser believes it is still capable of evaluating the risks and merits of the purchase of the Common Stock.
     Section 4.06. Restricted Securities. Such Purchaser understands that the shares of Purchased Common Stock it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Concho in a transaction not involving a public offering and that under such Laws and applicable regulations such securities

12

may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.
     Section 4.07. Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Common Stock or the consummation of the transactions contemplated by this Agreement. Concho will not be liable for any such fees or commissions. Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Concho from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Common Stock or the consummation of the transactions contemplated by this Agreement.
     Section 4.08. Legend. It is understood that the certificates evidencing the Purchased Common Stock initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”
     Section 4.09. No Side Agreements. Except for the confidentiality agreements entered into by and between such Purchaser and Concho, there are no other agreements by, among or between Concho or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
     Section 4.10. Short Selling. Such Purchaser represents that it has not entered into any Short Sales of the Common Stock between the time it first began discussions with Concho or the Placement Agents about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into a total return swap that is exempt from registration under the Securities Act should not be considered a Short Sale of Common Stock).
ARTICLE V
COVENANTS
     Section 5.01. Subsequent Public Offerings. Without the written consent of the holders of a majority of the Purchased Common Stock, taken as a whole, from the date of this Agreement until the Lock-Up Date, Concho shall not, and shall cause its directors, officers and Affiliates that are under the control of Concho not to, grant, issue or sell any Common Stock or other equity or voting securities of Concho other than officers entering into 10b5-1 trading plans, any securities convertible into or exchangeable therefore or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of the Purchased Common Stock, (ii) the issuance of Awards (as defined in Concho’s Long-Term Incentive Plan) or the issuance of Common Stock upon the exercise of options to purchase Common Stock granted

13

pursuant to Concho’s existing Long-Term Incentive Plan or (iii) pursuant to the Chase Registration Rights Agreement. Notwithstanding the foregoing, Concho shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Common Stock in a manner that would require the registration under the Securities Act of the sale of the Purchased Common Stock to the Purchasers.
     Section 5.02. Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Concho and each Purchaser will, and Concho shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Concho, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.
     Section 5.03. Non-Disclosure; Interim Public Filings. Concho shall, on or before 8:30 a.m., New York time, on or before the second Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby, but excluding the material terms of the Basic Documents. Before 8:30 a.m., New York time, on or before the second Business Day following the date of this Agreement, Concho shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such 8-K Filing this Agreement and the other Basic Documents, in the form required by the Exchange Act. Thereafter, Concho shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing. Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), Concho shall, at least two (2) Business Days prior to the filing or dissemination of any disclosure required by this Section 5.03, provide a copy thereof to the Purchasers for their review. Concho and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or The New York Stock Exchange (or other exchange on which securities of Concho are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, Concho shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above. Concho shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Concho from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.

14

     Section 5.04. Use of Proceeds. Concho shall use the collective proceeds from the sale of the Purchased Common Stock to partially finance the Henry Acquisition.
     Section 5.05. Tax Information. Concho shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Common Stock.
     Section 5.06. Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Common Stock acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective. No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Concho otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by this Agreement is issued by Concho.
ARTICLE VI
CLOSING CONDITIONS
     Section 6.01. Conditions to the Closing.
          (a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Common Stock shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
     (ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
     (iii) Concho shall have consummated the Henry Acquisition substantially on the terms set forth or contemplated in the Henry Acquisition Agreement executed on the date hereof.
          (b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Common Stock shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be

15

waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) Concho shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Concho on or prior to the Closing Date;
     (ii) the representations and warranties of Concho contained in this Agreement that are qualified by materiality or Concho Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since the date of this Agreement, no Concho Material Adverse Effect shall have occurred and be continuing;
     (iv) the Purchased Common Stock shall have been approved for listing on The New York Stock Exchange and no notice of delisting from The New York Stock Exchange shall have been received by Concho with respect to the Common Stock; and
     (v) Concho shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Concho’s closing deliveries described in Section 6.02 of this Agreement.
          (c) Concho’s Conditions. The obligation of Concho to consummate the sale of the Purchased Common Stock to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Concho in writing, in whole or in part, to the extent permitted by applicable Law):
     (i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
     (ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

16

     (iv) each Purchaser shall have delivered, or caused to be delivered, to Concho at the Closing, such Purchaser’s closing deliveries described in Section 6.03 of this Agreement.
     Section 6.02. Concho Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Concho will deliver, or cause to be delivered, to each Purchaser:
          (a) the Purchased Common Stock by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Common Stock at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;
          (b) the Officer’s Certificate substantially in the form attached to this Agreement as Exhibit C;
          (c) opinions addressed to the Purchasers from outside legal counsel to Concho and from the General Counsel of Concho, each dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit A;
          (d) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by Concho;
          (e) a certificate of the Secretary of Concho dated as of the Closing Date substantially in the form attached to this Agreement as Exhibit E;
          (f) a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of Concho; and
          (g) a receipt, dated the Closing Date, executed by Concho and delivered to each Purchaser certifying that Concho has received the Purchase Price with respect to the Purchased Common Stock issued and sold to all Purchasers.
     Section 6.03. Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Concho:
          (a) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit B, which shall have been duly executed by such Purchaser; and
          (b) an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit D.
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
     Section 7.01. Indemnification by Concho. Concho agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon

17

demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Concho of the proceeds of any sale of the Purchased Common Stock or (ii) the breach of any of the representations, warranties or covenants of Concho contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.
     Section 7.02. Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Concho and its Representatives (collectively, “Concho Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.
     Section 7.03. Indemnification Procedure. Promptly after any Concho Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel

18

reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever Concho has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Concho unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 8.02. Survival of Provisions. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Common Stock and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of Concho and the Purchasers pursuant to Section 3.11, Section 4.07 and Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

19

     Section 8.03. No Waiver; Modifications in Writing.
          (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.
          (b) Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Concho from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.
     Section 8.04. Binding Effect; Assignment.
          (a) Binding Effect. This Agreement shall be binding upon Concho, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.
          (b) Assignment of Purchased Common Stock. All or any portion of a Purchaser’s Purchased Common Stock purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws and the Registration Rights Agreement.
          (c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of Concho to any Affiliate of such Purchaser, and the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Concho (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.
     Section 8.05. Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Concho shall continue to be bound by such confidentiality agreement in accordance with the terms

20

thereof until Concho discloses on Form 8-K with the Commission the transactions contemplated hereby.
     Section 8.06. Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:
          (a) If to America Funds Insurance Series — Growth Fund
Capital World Investors
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Attention: Paul G. Haaga, Jr.
Telephone: 213-486-9200
          (b) If to Trafelet Cayman, Ltd:
Trafelet Capital Management, LP
590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (c) If to Delta Offshore Master, Ltd:
Trafelet Capital Management, LP
590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (d) If to Delta Pleiades, LP:
Trafelet Capital Management, LP
590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (e) If to Delta Institutional, LP:
Trafelet Capital Management, LP

21

590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (f) If to Delta Onshore, LP:
Trafelet Capital Management, LP
590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (g) If to Delta U.S. Partners, LP:
Trafelet Capital Management, LP
590 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Rick Muller
Telephone: 212-201-7849
Email: RMuller@trafelet.com
          (h) If to Fred Alger Management, LP:
Fred Alger Management, LP
111 Fifth Avenue
New York, NY 10003
Attention: Hal Liebes
Telephone: 212-806-8810
Email: hliebes@alger.com
          (i) If to Highbridge International LLC:
Highbridge International, LLC
9 W 57th Street, 27th Floor
New York, NY 10019
Attention: Scott Wallace
Telephone: 212-287-4754
Email: scott.wallace@hcmny.com
          (j) If to Highbridge Global Natural Resources, L.P.:
Highbridge International, LLC

22

9 W 57th Street, 27th Floor
New York, NY 10019
Attention: Scott Wallace
Telephone: 212-287-4754
Email: scott.wallace@hcmny.com
          (k) If to Fidelity Advisor Series I: Fidelity Advisor Balanced Fund:
Suzanne Joyce
Legal Product Manager
Fidelity Investments
82 Devonshire Street V13H
Boston, MA 02109
P: 617-392-2537
F: 617-392-1605
          (l) If to Fidelity Puritan Trust: Fidelity Balanced Fund:
Suzanne Joyce
Legal Product Manager
Fidelity Investments
82 Devonshire Street V13H
Boston, MA 02109
P: 617-392-2537
F: 617-392-1605
          (m) If to Variable Insurance Product Fund III: Balanced Portfolio:
Suzanne Joyce
Legal Product Manager
Fidelity Investments
82 Devonshire Street V13H
Boston, MA 02109
P: 617-392-2537
F: 617-392-1605
          (n) If to TimesSquare Capital Management, LLC:
TimesSquare Capital Management, Inc.
1177 Avenue of the Americas, 39th Floor
New York, NY 10036
Attention: Mark Aaron
Telephone: 917-342-7950
Email: mark.aaron@tscmllc.com

23

          (o) If to Concho:
Concho Resources Inc.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
Attention: Steven L. Beal
Facsimile: (432) 683-7441
Email: SBeal@conchoresources.com
with a copy to:
Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery K. Malonson, Esq.
Facsimile: (713) 615-5627
Email: jmalonson@velaw.com
or to such other address as Concho or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.
     Section 8.07. Removal of Legend. Concho shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Common Stock at the request of a Purchaser submitting to Concho such certificates, together with such other documentation as may be reasonably requested by Concho or required by its transfer agent, unless Concho, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Common Stock pursuant to Rule 144 under the Securities Act or an effective registration statement. Concho shall cooperate with such Purchaser to effect removal of such legend. The legend described in Section 4.08 shall be removed and Concho shall issue a certificate without such legend to the holder of Purchased Common Stock upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such shares of Purchased Common Stock are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Concho with an opinion of a law firm reasonably acceptable to Concho (with any law firm set forth under Section 8.06 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Common Stock may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Concho with reasonable assurance that such Purchased Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act. If Concho shall fail for any reason or for no reason to issue to the holder of such Purchased Common Stock within three trading days after the occurrence of any of clause (i), clause (ii) or clause (iii) above a certificate without such legend to the holder or if Concho fails

24

to deliver unlegended Purchased Common Stock within three trading days of the Purchaser’s election to receive such unlegended Purchased Common Stock pursuant to clause (y) below, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the holder of such Purchased Common Stock that the holder anticipated receiving without legend from Concho (a “Buy-In”), then Concho shall, within three (3) Business Days after the holder’s request and in the holder’s discretion, either (x) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point Concho’s obligation to deliver such unlegended Purchased Common Stock shall terminate, or (y) promptly honor its obligation to deliver to the holder such unlegended Purchased Common Stock as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the closing bid price on the date of exercise.
     Section 8.08. Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Concho or a Purchaser set forth herein or therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.
     Section 8.09. Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.
     Section 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 8.11. Termination.
          (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing:
     (i) by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Common Stock based on their Commitment Amounts and Concho; or
     (ii) by the written consent of the Purchasers entitled to purchase a majority of the Purchased Common Stock based on their Commitment Amounts or by Concho, (i) if any representation or warranty of the other Party set forth in this Agreement shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement (either (i) or (ii) above being a “Terminating Breach”); provided, that, each Terminating Breach

25

would cause the conditions to the non-terminating Party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from the non-breaching Party.
          (b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing:
     (i) if the Closing shall not have occurred on or before August 31, 2008;
     (ii) if the Henry Acquisition Agreement shall have been terminated pursuant to its terms; or
     (iii) if a Law shall have been enacted or promulgated, or if any Action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.
          (c) In the event of the termination of this Agreement as provided in Section 8.11(a) or Section 8.11(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article VII of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Concho; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.
     Section 8.12. Recapitalization, Exchanges, Etc. Affecting the Purchased Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Common Stock of Concho or any successor or assign of Concho (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Common Stock, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 8.13. Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Concho shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Concho or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Concho

26

or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Concho under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.
[The remainder of this page is intentionally left blank.]

27

     IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

CONCHO RESOURCES INC.
By:	/s/ Steven L. Beal
Steven L. Beal
President and Chief Operating Officer

AMERICAN FUNDS INSURANCE SERIES — GROWTH FUND
By:	/s/ Paul G. Hagga Jr.
Paul G. Haaga, Jr
Vice Chairman, Capital Research and Management Company

TRAFELET CAYMAN, LTD By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
	Name:	Rick Muller
	Title:	Chief Financial Officer

DELTA OFFSHORE MASTER, LTD By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
	Name:	Rick Muller
	Title:	Chief Financial Officer

DELTA PLEIADES, LP By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
	Name:	Rick Muller
	Title:	Chief Financial Officer

DELTA INSTITUTIONAL, LP By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
	Name:	Rick Muller
	Title:	Chief Financial Officer

DELTA ONSHORE, LP By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
	Name:	Rick Muller
	Title:	Chief Financial Officer

DELTA U.S. PARTNERS, LP By: Trafelet Capital Management, LP Its: Investment Manager
By:	/s/ Rick Muller
Rick Muller
Chief Financial Officer

2

FRED ALGER MANAGEMENT, INC.
By:	/s/ Hal Liebes
Hal Liebes
Executive Vice Chairman

HIGHBRIDGE INTERNATIONAL LLC, By: Highbridge Capital Management, LLC. Its Trading Manager
By:	/s/ Scott Wallace
Scott Wallace
Managing Director

HIGHBRIDGE GLOBAL NATURAL RESOURCES, L.P., By: Highbridge Capital Management, LLC. Its Trading Manager
By:	/s/ Jim Glynn
Jim Glynn
Managing Director

FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR BALANCED FUND
By:	/s/ Peter L. Lydecker

3

FIDELITY PURITAN TRUST: FIDELITY BALANCED FUND
By:	/s/ Peter L. Lydecker

VARIABLE INSURANCE PRODUCT FUND III: BALANCED PORTFOLIO
By:	/s/ Peter L. Lydecker

TIMESSQUARE CAPITAL MANAGEMENT, LLC
By:	/s/ Grant R. Babyak
	Name:	Grant R. Babyak
	Title:	Managing Director

4

Schedule 2.01
PURCHASERS AND COMMITMENT AMOUNTS

		Gross
		Proceeds
Purchaser	Common Stock	to Issuer
American Funds Insurance Series — Growth Fund	3,321,156	$100,000,007.16
Trafelet Cayman, Ltd	175,200	$5,275,272.00
Delta Offshore Master, Ltd.	784,780	$23,629,725.80
Delta Pleiades, LP	79,400	$2,390,734.00
Delta Institutional, LP	437,000	$13,158,070.00
Delta Onshore, LP	49,000	$1,475,390.00
Delta U.S. Partners, LP	135,200	$4,070,872.00
Fred Alger Management, LP	1,162,405	$35,000,014.55
Highbridge International LLC	1,087,405	$32,741,764.55
Highbridge Global Natural Resources, L.P.	75,000	$2,258,250.00
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund	29,582	$890,714.02
Fidelity Puritan Trust: Fidelity Balanced Fund	607,780	$18,300,255.80
Variable Insurance Product Fund III: Balanced Portfolio	26,870	$809,055.70
TimesSquare Capital Management, LLC	332,116	$10,000,012.76

Total	8,302,894	$250,000,138.34

Schedule 2.01

Exhibit A
     Capitalized terms used but not defined herein have the meaning assigned to such terms in the Common Stock Purchase Agreement dated as of June 5, 2008 (the “Purchase Agreement”). Concho shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for Concho, addressed to the Purchasers and dated the Closing Date in form satisfactory to [•], counsel for the Purchasers, stating that:
     (i) Concho: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has requisite power and authority to carry on its business as now conducted, and to own and lease its properties and other assets as now owned or leased, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted as described in the Concho SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Concho Material Adverse Effect; and (ii) is duly qualified to do business in the jurisdictions listed in Annex A hereto, except where failure so to qualify would not reasonably be expected to have a Concho Material Adverse Effect.
     (ii) As of the open of business on the date hereof, and prior to the issuance and sale of the Purchased Common Stock, the issued and outstanding shares of Common Stock of Concho consists of 75,984,526 shares. All of the outstanding Common Stock have been duly authorized and validly issued in accordance with applicable Law and the Organizational Documents and are fully paid and non-assessable.
     (iii) To our knowledge, except as described in the Concho SEC Documents filed prior to the date hereof, for options granted pursuant to Concho’s existing Long-Term Incentive Plan or as contemplated by the Purchase Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Concho or any of its Subsidiaries to issue, transfer or sell any equity interests in Concho or any of its Subsidiaries or securities convertible into or exchangeable for such equity interests, (ii) obligations of Concho or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests in Concho or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Concho or any of its Subsidiaries is a party with respect to the voting of the equity interests of Concho or any of its Subsidiaries.
     (iv) The Purchased Common Stock has been duly authorized by Concho pursuant to the Organizational Documents and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Exhibit A-1

     (v) None of the offering, issuance and sale by Concho of the Purchased Common Stock or the execution, delivery and performance of the Basic Documents by Concho (A) constitutes or will constitute a violation of the Organizational Documents, (B) without duplication of clause (A), constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any agreement filed as an exhibit to the Concho SEC Documents, or (C) results or will result in any violation of the DGCL, the Laws of the State of New York or U.S. federal Law, which in the case of clause (B) or (C) of this paragraph (v) would be reasonably expected to have a Concho Material Adverse Effect; provided, however, that no opinion is expressed pursuant to this paragraph (vi) with respect to federal or state securities or anti-fraud statutes, rules or regulations.
     (vi) Each of the Basic Documents to which Concho is a party has been duly authorized and validly executed and delivered on behalf of Concho, and is enforceable against Concho in accordance with its respective terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable Law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.
     (vii) Except for the approvals required by the Commission in connection with Concho’s obligations under the Registration Rights Agreement (including the registration statement referenced therein), no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority is required in connection with the execution, delivery or performance by Concho of any of the Basic Documents to which it is a party, except those that have been obtained or may be required under the state securities or “blue sky” laws, as to which we do not express any opinion.
     (vii) Concho is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (ix) Assuming the accuracy of the representations and warranties of each Purchaser contained in the Purchase Agreement, the issuance and sale of the Purchased Common Stock pursuant to the Purchase Agreement are exempt from registration requirements of the Securities Act of 1933, as amended.
     Concho shall furnish to the Purchasers at the Closing an opinion of David W. Copeland, General Counsel of Concho, addressed to the Purchasers and dated the Closing Date in form satisfactory to [•], counsel for the Purchasers, stating that:

Exhibit A-2

     (i) None of the offering, issuance and sale by Concho of the Purchased Common Stock or the execution, delivery and performance of the Basic Documents by Concho (A) constitutes or will constitute a violation of any organizational documents of any of Concho’s Subsidiaries or (B) will result in a breach or violation (and, to such counsel’s knowledge, no event has occurred that, with notice or lapse of time or otherwise, would constitute such an event) or imposition of any lien, charge or encumbrance upon any Property of Concho or its Subsidiaries pursuant to (i) any agreement, lease or other instrument known to such counsel (excluding any agreement filed as an exhibit to the Concho SEC Documents) or (ii) to the knowledge of such counsel, any order, judgment, decree or injunction of any federal or Delaware court or government agency or body directed to any of Concho or its Subsidiaries or any of its respective Properties in a proceeding to which any of them or such Property is a party, which breaches, violations or liens would reasonably be expected to have a Concho Material Adverse Effect; provided, however, that no opinion is expressed pursuant hereto with respect to federal or state securities Laws or other anti-fraud Laws.
     (ii) All of the issued and outstanding equity interests of each of Concho’s Subsidiaries are owned, directly or indirectly, by Concho free and clear of any Liens (A) in respect of which a financing statement under the Uniform Commercial Code naming Concho or any of its Subsidiaries as debtors is on file in the office of the Secretary of State of the State of Delaware, (B) otherwise known to such counsel without independent investigation, other than those created under applicable Law and (C) except for such Liens as may be imposed under Concho’s or its Subsidiaries’ credit facilities, and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Concho’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by the organizational documents of Concho’s Subsidiaries) and free of preemptive rights, and, to our knowledge, except as disclosed in the Concho SEC Documents, neither Concho nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interests in, any other Person or is obligated to make any capital contribution to or other investment in any other Person.

Exhibit A-3

Exhibit B
REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
CONCHO RESOURCES INC.
AND
THE PURCHASERS NAMED HEREIN

Exhibit B

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2008 by and among Concho Resources Inc., a Delaware corporation (“Concho”), and the purchasers named in Schedule [•] to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Common Stock pursuant to the Common Stock Purchase Agreement, dated as of June 5, 2008, by and among Concho and the Purchasers (the “Purchase Agreement”);
     WHEREAS, Concho has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and
     WHEREAS, it is a condition to the obligations of each Purchaser and Concho under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Agreement” has the meaning specified therefor in the introductory paragraph.
     “Concho” has the meaning specified therefor in the introductory paragraph.
     “Effectiveness Period” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.
     “File Date” has the meaning specified in Section 2.01(a)(1) of this Agreement.
     “Holder” means the record holder of any Registrable Securities.
     “Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.
     “Liquidated Damages Multiplier” means the product of $30.11 times the number of Common Stock purchased by such Purchaser.
     “Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

Exhibit B-1

     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.
     “Opt Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Partners” has the meaning specified therefor in Section 2.02(b) of this Agreement.
     “Placement Agent” means Banc of America Securities LLC.
     “Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.
     “Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.
     “Purchaser Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(o) of this Agreement.
     “Registrable Securities” means: (i) the Purchased Common Stock and (ii) any Common Stock issued as Liquidated Damages pursuant to this Agreement, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.
     “Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Registration Statement” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.
     “Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) such Registrable Security can be disposed of pursuant to Rule 144(b) (or any similar provision then in force) under the Securities Act; (d) such Registrable

Exhibit B-2

Security is held by Concho or one of its Subsidiaries; or (e) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 Registration.
     (a) Registration.
               (i) Deadline To Go Effective. Within sixty (60) days of Concho first becoming eligible to file a registration statement on Form S-3; provided in no event shall such date be later than November 1, 2008 (the “File Date”), Concho shall prepare and file a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) under the Act with respect to all of the Registrable Securities (the “Registration Statement”). A Registration Statement filed pursuant to this Section 2.01 shall be on such appropriate registration form of the Commission as shall be selected by Concho. Concho will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by the Purchasers or (ii) the date when such Registrable Securities become eligible for resale under Rule 144(b) (or any similar provision then in force) under the Securities Act (the “Effectiveness Period”). The Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
               (ii) Failure To Go Effective. If the Registration Statement required by Section 2.01 of this Agreement is not declared effective within 30 days after the File Date, then each Purchaser shall be entitled to a payment with respect to the Purchased Common Stock of each such Purchaser, as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period for the first 30 days following the 30th day after the File Date, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 30 days, up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). Initially there shall be no limitation on the aggregate amount of the Liquidated Damages payable by Concho under this Agreement to each Purchaser; provided, however, that if there is a change in the Law or accounting principles generally accepted in the United States that would result in the Purchased Common Stock being treated as debt securities instead of equity securities for purposes of Concho’s financial statements, then the aggregate amount of the Liquidated Damages payable by Concho under this Agreement to each Purchaser shall not exceed the maximum amount of the Liquidated Damages Multiplier with respect to such Purchaser allowed for the Purchased Common Stock not to be treated as debt securities for purposes of Concho’s financial statements. The Liquidated Damages payable pursuant to the immediately preceding sentence, accrued on a daily basis, shall

Exhibit B-3

be payable within ten Business Days of the end of each such 30-day period. Any Liquidated Damages shall be paid to each Purchaser in cash or immediately available funds; provided, however, if Concho certifies that it is unable to pay Liquidated Damages in cash or immediately available funds because such payment would result in a breach under any of Concho’s or Concho’s Subsidiaries’ credit facilities or other indebtedness filed as exhibits to the Concho SEC Documents, then, to the extent not payable in cash, Concho may pay the Liquidated Damages in kind in the form of the issuance of additional shares of Common Stock. Upon any issuance of Common Stock as Liquidated Damages, Concho shall promptly prepare and file an amendment to the Registration Statement prior to its effectiveness adding such Common Stock to such Registration Statement as additional Registrable Securities. The determination of the amount of Common Stock to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the volume weighted average closing price of the Common Stock (as reported by The New York Stock Exchange) for the ten (10) trading days immediately preceding the date on which the Liquidated Damages payment is due. The payment of Liquidated Damages to a Purchaser shall cease at such time as the Purchased Common Stock of such Purchaser become eligible for resale under Rule 144(b) under the Securities Act. As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two Business Days of such date, Concho shall provide the Purchasers with written notice of the effectiveness of the Registration Statement.
               (iii) Waiver of Liquidated Damages. If Concho is unable to cause a Registration Statement to go effective within 30 days following the File Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then Concho may request a waiver of the Liquidated Damages, which may be granted or withheld by the consent of the Holders of a majority of the Purchased Common Stock, taken as a whole, in their sole discretion. A Purchaser’s rights (and any transferee’s rights pursuant to Section 2.10 of this Agreement) under this Section 2.01 other than Liquidated Damages owing but not yet paid shall terminate upon the earlier of (i) when all such Registrable Securities are sold by such Purchaser or transferee, as applicable, and (ii) when such Registrable Securities become eligible for resale under Rule 144(b) (or any similar provision then in force) under the Securities Act.
          (b) Delay Rights. Notwithstanding anything to the contrary contained herein, Concho may, upon written notice to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement, but such Selling Holder may settle any such sales of Registrable Securities) if (i) Concho is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Concho determines in good faith that Concho’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) Concho has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Concho, would materially adversely affect Concho; provided, however, in no event shall the Purchasers be suspended for a period that exceeds an aggregate of 60 days in any 180-day period or 120 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Concho shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement, shall promptly terminate any suspension of sales it has

Exhibit B-4

put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
          (c) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 2.01(b) of this Agreement in excess of the periods permitted therein or (ii) the Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, Concho shall owe the Holders an amount equal to the Liquidated Damages, following (x) the date on which the suspension period exceeded the permitted period under 2.01(b) of this Agreement or (y) the day after the Registration Statement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty. For purposes of this Section 2.01(c), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.01 of this Agreement.
     Section 2.02 Piggyback Rights.
          (a) Participation. If at any time Concho proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Registration Statement contemplated by Section 2.01 of this Agreement, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Stock in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, then Concho shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Concho has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement. The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be confirmed by such Holder. Each such Holder shall then have three Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering, except that such Holder shall have one Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal” or “overnight

Exhibit B-5

transaction” where no preliminary prospectus is used. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Concho shall determine for any reason not to undertake or to delay such Underwritten Offering, Concho may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Concho of such withdrawal up to and including the time of pricing of such offering. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds less than $5 million of Purchased Common Stock, based on the Commitment Amounts. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt Out Notice”) to Concho requesting that such Holder not receive notice from Concho of any proposed Underwritten Offering.
          (b) Priority of Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Stock included in an Underwritten Offering involving Included Registrable Securities advises Concho, or Concho reasonably determines, that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Concho, or Concho reasonably determines, can be sold without having such adverse effect, with such number to be allocated (i) first, to Concho, and (ii) second, pro rata among the Selling Holders party to this Agreement. The pro rata allocations for each such Selling Holder shall be the product of (a) the aggregate amount of Common Stock proposed to be sold by all Selling Holders in such Underwritten Offering multiplied by (b) the fraction derived by dividing (x) the amount of Common Stock owned on the Closing Date by such Selling Holder by (y) the aggregate amount of Common Stock owned on the Closing Date by all Selling Holders participating in the Underwritten Offering. All participating Selling Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s) not so participating. As of the date of execution of this Agreement, there are no other Persons with Registration Rights relating to Common Stock other than as described in this Section 2.02(b).
     Section 2.03 Underwritten Offering.
          (a) Request for Underwritten Offering. Any one or more Holders that collectively hold greater than $50 million of Registrable Securities, based on the purchase price per share of Common Stock under the Purchase Agreement, may deliver written notice to Concho that such Holders wish to dispose of an aggregate of at least $50 million of Registrable Securities, based on the purchase price per share of Common Stock under the Purchase

Exhibit B-6

Agreement, in an Underwritten Offering. Upon receipt of any such written request, Concho shall retain underwriters, effect such sale though an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and take all reasonable actions as are requested by the Managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities; provided, however, Concho management will not be required to participate in any roadshow or similar marketing effort on behalf of any such Holder.
          (b) General Procedures. In connection with any Underwritten Offering under this Agreement, Concho shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Concho shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Concho to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Concho or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Concho and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such Underwritten Offering. No such withdrawal or abandonment shall affect Concho’s obligation to pay Registration Expenses.
     Section 2.04 Sale Procedures. In connection with its obligations under this Article II, Concho will, as expeditiously as possible:
          (a) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;
          (b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Registration Statement and the Managing Underwriter at any time shall notify Concho in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities,

Exhibit B-7

use its commercially reasonable efforts to include such information in such prospectus supplement;
          (c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
          (d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that Concho will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
          (e) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
          (f) immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this

Exhibit B-8

Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Concho of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Concho agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
          (g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
          (h) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Concho dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Concho’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters or Selling Holders may reasonably request;
          (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
          (j) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Concho personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Concho need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with Concho satisfactory to Concho (including any confidentiality agreement referenced in Section 8.06 of the Purchase Agreement);
          (k) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Concho are then listed;

Exhibit B-9

          (l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Concho to enable the Selling Holders to consummate the disposition of such Registrable Securities;
          (m) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
          (n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
          (o) Concho agrees that, if any Purchaser could reasonably be deemed to be an “underwriter”, as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Concho’s securities of any Purchaser pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Purchaser Underwriter Registration Statement”), then Concho will cooperate with such Purchaser in allowing such Purchaser to conduct customary “underwriter’s due diligence” with respect to Concho and satisfy its obligations in respect thereof. In addition, at any Purchaser’s request, Concho will furnish to such Purchaser, on the date of the effectiveness of any Purchaser Underwriter Registration Statement and thereafter from time to time on such dates as such Purchaser may reasonably request, (i) a letter, dated such date, from Concho’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Purchaser, and (ii) an opinion, dated as of such date, of counsel representing Concho for purposes of such Purchaser Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Purchaser; provided, however, that with respect to any Placement Agent, Concho’s obligations with respect to this Section 2.04(o) shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents. Concho will also permit legal counsel to such Purchaser to review and comment upon any such Purchaser Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Purchaser Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Purchaser Underwriter Registration Statement or amendment or supplement thereto in a form to which such Purchaser’s legal counsel reasonably objects.
     Each Selling Holder, upon receipt of notice from Concho of the happening of any event of the kind described in Section 2.04(e) of this Agreement, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e) of this Agreement or until it is advised in writing by Concho that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Concho, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Concho (at Concho’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession,

Exhibit B-10

of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     If requested by a Purchaser, Concho shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.
     Section 2.05 Cooperation by Holders. Concho shall have no obligation to include in the Registration Statement Common Stock of a Holder, or in an Underwritten Offering pursuant to Section 2.02 of this Agreement Common Stock of a Selling Holder, who has failed to timely furnish such information that, in the opinion of counsel to Concho, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. For a period of 365 days from the Closing Date, each Holder of Registrable Securities who is included in the Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30-day period following completion of an Underwritten Offering of equity securities by Concho (except as provided in this Section 2.06); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other Common Stockholder of Concho on whom a restriction is imposed in connection with such public offering. In addition, the provisions of this Section 2.06 shall not apply with respect to a Holder that (A) owns less than $5 million of Purchased Common Stock, based on the Commitment Amounts or (B) has submitted a notice requesting the inclusion of Registrable Securities in an Underwritten Offering pursuant to Section 2.02 or Section 2.03(a) hereof but is unable to do so as a result of the priority provisions contained in Section 2.02(b) hereof.
     Section 2.07 Expenses.
          (a) Certain Definitions. “Registration Expenses” means all expenses incident to Concho’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 2.01 hereof or an Underwritten Offering covered under this Agreement, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The New York Stock Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel and independent public accountants for Concho, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means

Exhibit B-11

all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.
          (b) Expenses. Concho will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. In addition, except as otherwise provided in Section 2.08 hereof, Concho shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.08 Indemnification.
          (a) By Concho. In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, Concho will indemnify and hold harmless each Selling Holder thereunder, its officers, members, managers, directors, employees, agents and other representatives, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its officers, members, managers, directors, employees, agents and other representatives, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, officer, member, manager, director, employee, agent, other representative, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Concho will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, its directors or officers or any underwriter or controlling Person in writing specifically for use in the Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such Selling Holder, its directors or officers or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
          (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Concho, its directors and officers, and each Person, if any, who controls Concho within the meaning of the Securities Act or of the Exchange Act, and its directors and officers, to the same extent as the foregoing indemnity from Concho to the

Exhibit B-12

Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the net proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
          (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
          (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of net proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among

Exhibit B-13

other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
          (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Concho agrees to use its commercially reasonable efforts to:
          (a) make and keep public information regarding Concho available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;
          (b) file with the Commission in a timely manner all reports and other documents required of Concho under the Securities Act and the Exchange Act at all times from and after the date hereof; and
          (c) so long as a Holder owns any Registrable Securities, furnish, unless otherwise not available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Concho, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Concho to register Registrable Securities granted to the Purchasers by Concho under this Article II may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities; provided, however, that, (a) unless such transferee is an Affiliate of such Purchaser, each such transferee or assignee holds Registrable Securities representing at least $10 million of the Purchased Common Stock, based on the Commitment Amounts, (b) Concho is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

Exhibit B-14

     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Concho shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, (i) enter into any agreement with any current or future holder of any securities of Concho that would allow such current or future holder to require Concho to include securities in any registration statement filed by Concho on a basis that is superior to the piggyback rights granted to the Purchasers hereunder or (ii) grant registration rights to any other Person that would be superior to the Purchasers’ registration rights hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:
          (a) if to Purchaser, to the address set forth under that Purchaser’s signature block in accordance with the provisions of this Section 3.01;
          (b) if to a transferee of Purchaser, to such Holder at the address provided pursuant to Section 2.10 hereof; and
          (c) if to Concho, at 550 West Texas Avenue, Suite 1300, Midland, Texas 79701 (facsimile: 432.683.7441), notice of which is given in accordance with the provisions of this Section 3.01.
     All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or electronic mail; and when actually received, if sent by courier service or any other means.
     Section 3.02 Successor and Assigns This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Recapitalization, Exchanges, Etc. Affecting the Common Stock The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all stock of Concho or any successor or assign of Concho (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.04 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The

Exhibit B-15

existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.06 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.07 Governing Law. The Laws of the State of New York shall govern this Agreement without regard to principles of conflict of Laws.
     Section 3.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.09 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Concho set forth herein. This Agreement, the Purchase Agreement and the Confidentiality Agreement pertaining to the sale of the Purchased Common Stock supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by Concho and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.11 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
     Section 3.12 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Concho shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the Purchase Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of

Exhibit B-16

the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or the Purchase Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.
[The remainder of this page is intentionally left blank]

Exhibit B-17

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONCHO RESOURCES INC.
By:
Name:
Title:

[PURCHASERS]
By:
Name:
Title:

Exhibit B-18

[Signature Page to Registration Rights Agreement]

Exhibit B-19

Exhibit C
CONCHO RESOURCES INC
Officer’s Certificate
     Pursuant to Section 6.02(b) of the Common Stock Purchase Agreement, dated as of June 5, 2008 (the “Purchase Agreement”) by and among Concho Resources Inc., a Delaware corporation (the “Company”), and each of the Purchasers named in Schedule 2.01 to the Purchase Agreement relating to the issuance and sale by the Company to the Purchasers of an aggregate of [•] shares of Common Stock, the undersigned hereby certifies on behalf of the Company as follows:
     (A) The Company has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Company on or prior to the date hereof.
     (B) The representations and warranties of the Company contained in the Purchase Agreement that are qualified by materiality or Concho Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made as of a specific date are true and correct as of such date only.
     (C) Since the date of the Purchase Agreement, no Concho Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing.
     Dated: [•], 2008

CONCHO RESOURCES INC.
By:
	Name:	Steven L. Beal
	Title:	President and Chief Operating Officer

Exhibit C

Exhibit D
PURCHASERS’
Officer’s Certificate
     Pursuant to Section 6.03(c) of the Common Stock Purchase Agreement, dated as of June 5, 2008 (the “Purchase Agreement”), by and among Concho Resources Inc., a Delaware corporation (the “Company”), and each of the Purchasers named in Schedule 2.01 to the Purchase Agreement relating to the issuance and sale by the Company to the Purchasers of an aggregate of [•] shares of Common Stock, each of the undersigned hereby certifies solely on behalf of itself as follows:
     (A) Such Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by such Purchaser on or prior to the date hereof.
     (B) The representations and warranties of such Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made as of a specific date are true and correct as of such date only.
     (C) Since the date of the Purchase Agreement, no Purchaser Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing.
     Dated: [•], 2008

[PURCHASER]
By:
Name:
Title:

Exhibit D

Exhibit E
CONCHO RESOURCES INC
SECRETARY’S CERTIFICATE
[•], 2008
     Reference is made to that certain Common Stock Purchase Agreement, dated as of June 5, 2008, by and among Concho Resources Inc., a Delaware corporation (the “Company”) and the Purchasers party thereto (the “Purchase Agreement”). Terms that are defined in the Purchase Agreement and that are used but not defined herein have the respective meanings given to them in the Purchase Agreement. I, David W. Copeland, hereby certify that I am the duly elected, qualified and acting Vice President, General Counsel and Secretary of the Company; and that as such I am familiar with the facts herein certified and am authorized to certify the same and do further certify, in such capacity, that:
     1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Incorporation of the Company (including all amendments, if any, thereto), certified by the Secretary of State of the State of Delaware, as in effect on August 3, 2007 and at all times thereafter to and including the date hereof (the “Certification of Incorporation”). No other amendments to such Certificate of Formation have been authorized by the members or Board of Directors of the Company and such Certificate of Formation is in full force and effect as of the date hereof.
     2. No proceedings have been instituted or are pending, or, to the best of my knowledge, are contemplated, for the dissolution or liquidation of the Company or that would threaten its corporate existence or forfeit its limited corporate rights or franchises.
     3. Attached hereto as Exhibit 2 is a true, correct and complete copy of resolutions duly and validly adopted by the Board of Directors of the Company at a meeting on [•], 2008, a copy of which has been duly filed with the minutes of the proceedings of such Board of Directors. Such resolutions have not been modified, amended, rescinded or revoked, and the same are in full force and effect on the date hereof and are within the power of the Board of Directors to pass as provided in the Certification of Incorporation.
     4. The following persons are duly elected or appointed and acting officers of the Company, holding the respective offices set forth opposite their names below, and the signatures set forth opposite their names below are their true and genuine signatures:

Exhibit E-1

Name	Office	Specimen Signature

Timothy A. Leach	Chairman and Chief Executive Officer

David W. Copeland	Vice President, General Counsel and Corporate Secretary

Steven L. Beal	President and Chief Operating Officer
     6. Each of the foregoing officers and the undersigned is authorized pursuant to the resolutions attached hereto, as officers of the Company, to execute and deliver, for and on behalf of the Company, the Purchase Agreement, the Registration Rights Agreement and all certificates, notices, communications and other documents required or permitted to be given by or on behalf of the Company in connection with the transactions contemplated thereby.
     7. This certificate and the specimen signatures contained herein may be executed in one or more counterparts, none of which need contain the signatures of all persons, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Exhibit E-2

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

CONCHO RESOURCES INC.
By:
David W. Copeland
Vice President, General Counsel and Corporate Secretary

     I, Steven L. Beal, President and Chief Operating Officer of the Company, hereby certify that the signature of David W. Copeland set forth above is a true, correct and genuine signature of such person, and that such person is the duly elected or appointed, qualified and acting Vice President, General Counsel and Corporate Secretary of the Company.

Steven L. Beal
President and Chief Operating Officer
[Signature Page to Concho Resources Inc. Secretary’s Certificate]

Exhibit E-3

EXHIBIT 1
CERTIFICATE OF INCORPORATION

Exhibit E-4

EXHIBIT 3
RESOLUTIONS

Exhibit E-5

Exhibit F
Henry Acquisition Agreement

Exhibit F

Execution Version

PURCHASE AGREEMENT
by and among
James C. Henry, Paula Henry, Henry Securities, Ltd., Henchild LLC
and Henry Family Investment Group
(“Sellers”)
and
Concho Resources Inc.
(“Purchaser”)
Concerning the Sale of All of the Limited Partner and Membership Interests of
Henry Holding LP, Henry Energy LP, HELP Investment LLC, Henry Capital LLC,
Henry Operating LLC, Henry Petroleum LP, Quail Ranch LLC,
Aguasal Management LLC and Aguasal LP
And Concerning the Sale of All of the General Partner Interests of AGUASAL HOLDING
June 5, 2008

i

Schedules:

Schedule 2.7	Designated Sellers; Along-side Interest Holders
Schedule 2.8(a)	Henry Holding Distribution
Schedule 2.8(b)	Henry Energy Distribution
Schedule 3.1(a)(i)	Ownership Interests
Schedule 3.1(a)(ii)	Restrictions on Shares
Schedule 3.1(c)	Violations
Schedule 3.1(d)(i)	Consents from Governmental Authorities
Schedule 3.1(d)(ii)	Consents from Persons
Schedule 3.1(f)	Capitalization
Schedule 3.1(f)(i)	Rights Related to Shares
Schedule 3.1(g)	Other Equity Interests
Schedule 3.1(j)	Undisclosed Liabilities
Schedule 3.1(l)	Certain Investments
Schedule 3.1(m)	Taxes
Schedule 3.1(n)	Legal Proceedings

ii

Schedule 3.1(p)(i)	List of Material Contracts
Schedule 3.1(q)	No Changes
Schedule 3.1(r)	Employee Benefit Plans
Schedule 3.1(u)	Insurance
Schedule 3.1(z)	Plugging and Abandonment
Schedule 3.1(aa)	Payout Balances
Schedule 3.1(gg)	Bonds and Convertible Credit
Schedule 3.1(hh)	Affiliate Transactions
Schedule 3.1(jj)	Suspense Funds
Schedule 4.8	Resignations
Schedule 4.9	Registration of Trademark
Schedule 5.2(b)	Specified Contracts
Exhibits:

Exhibit A	Form of Employee Letter Agreement
Exhibit B	Form of Purchase Agreement for Along-side Interests

iii

PURCHASE AGREEMENT
     This PURCHASE AGREEMENT (“Agreement”) is entered into as of June 5, 2008 but effective as of 7:00 am on May 1, 2008, by and among CONCHO RESOURCES INC., a Delaware corporation (“Purchaser”), and James C. Henry and Paula Henry (collectively, “Henry”), Henry Securities Ltd, a Texas limited partnership (“Henry Ltd.”), Henchild, LLC, a Texas limited liability company (“Henchild”), and Henry Family Investment Group, a Texas general partnership (“FIG” and together with each of Henry, Henry Ltd. and Henchild, a “Seller” and collectively, the “Sellers”), Henry Holding LP, Texas limited partnership, (“Holding”), Henry Energy LP, a Texas limited partnership, (“Energy”), Aguasal Holding, a Texas general partnership (“Aguasal”), HELP Investment LLC, a Texas limited liability company (“HELP”), Henry Capital LLC, a Texas limited liability company (“Henry Capital”), Henry Operating LLC, a Texas limited liability company (“Henry Operating”), Henry Petroleum LP, a Texas limited partnership (“Henry Petroleum”), Quail Ranch LLC, a Texas limited liability company (“Quail Ranch”), Aguasal Management LLC, a Texas limited liability company (“Aguasal Management”) and Aguasal LP, a Texas limited partnership (“Aguasal LP”). Holding, Energy, Aguasal, HELP, Henry Capital, Henry Operating, Henry Petroleum, Quail Ranch, Aguasal Management and Aguasal LP are hereinafter referred to collectively as the “Companies” and individually as a “Company.”
     WHEREAS, Sellers are the owners, directly or indirectly, of the general and limited partnership interests and membership interests of each Company listed below such Sellers’ names on Schedule 3.1(a)(i) hereto, which collectively constitute all of the outstanding general, limited partnership and membership interests of the Companies (the “Shares”).
     WHEREAS, at or before the Closing Date, Purchaser will have conducted an independent investigation of the Properties for the purposes of Section 2.6 hereof.
     WHEREAS, Sellers desire to sell and Purchaser desires to purchase all of the Shares from Sellers upon the terms and conditions more fully set forth herein.
     NOW THEREFORE, for and in consideration of the covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
CERTAIN TERMS DEFINED
     Section 1.1 Defined Terms. The following are definitions of certain terms capitalized and used throughout this Agreement:
     “2006 Financial Statements.” 2006 Financial Statements has the meaning given in Section 3.1(j).
     “2007 Financial Statements.” 2007 Financial Statements has the meaning given in Section 3.1(j).
     “2008 Short Period Consolidated Tax Returns.” 2008 Short Period Consolidated Tax Returns shall mean the U.S. federal and any applicable state consolidated tax returns of the Holding Consolidated Group for the period from January 1, 2008 through the Closing Date.
     “Acquisition Proposal.” Acquisition Proposal shall mean any proposal or offer by a third party for (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) in which any Shares in any Company or all or a material portion of the Properties or assets of any of the Companies would be acquired by any third party, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Properties or other assets of the Companies, in a single transaction or series of transactions (whether related or unrelated) other than in the ordinary course of business, (iii) any exchange offer for outstanding Shares in any Company by any third party, or the filing of a registration statement under the Securities Act in connection therewith, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
     “Affiliate.” Affiliate means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (2) the legal representative or guardian of such Person acting in such capacity only and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.
     “Agent.” Agent means Terry R. Creech acting as agent hereunder for the Sellers or if Terry R. Creech notifies the Purchaser in writing that he refuses to act further as Agent, then Agent shall be deemed to be each of the Sellers, or their respective representatives in the case of their deaths.
     “Agreed Net Working Capital Distribution” is defined in Section 2.9.
     “Agreement.” Agreement has the meaning given in the Preamble.
     “Aguasal.” Aguasal has the meaning given in the Preamble.
     “Aguasal LP.” Aguasal LP has the meaning given in the Preamble.
     “Aguasal Management.” Aguasal Management has the meaning given in the Preamble.
     “Along-side Interests.” Along-side Interests has the meaning given in Section 2.7.
     “Approval.” Any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Authority or any other Person.
     “Business Employee” means any individual who is an employee of any Company other than the officers and other Persons who will resign from employment with the Companies pursuant to Section 4.8.
     “Cash Bonus.” Cash Bonus has the meaning given to such term in Section 2.3(a).

     “Cash Bonus Adjustment.” Cash Bonus Adjustment means the amount calculated under Section 2.3(b).
     “Claims.” All (i) security interests, liens, pledges, interests arising in connection with community property laws or other laws relating to the rights of spouses, claims, charges, encumbrances, preferential purchase rights, options, rights of first refusal, mortgages, indentures, security agreements or other similar agreements, production payments, restriction, burdens, rights of purchase, rights of a vendor under any title retention or conditional sale agreement, and (ii) arrangements, contracts, commitments, understandings and obligations of any nature whatsoever which serve to restrict or impair the value of a Property, a Company or a Share.
     “Claim Notice.” Claim Notice has the meaning given in Section 7.2(d).
     “Closing.” Closing has the meaning given in Section 5.1.
     “Closing Date.” Closing Date has the meaning given in Section 5.1.
     “Code.” The Internal Revenue Code of 1986, as amended.
     “Company” and “Companies.” Company and Companies have the meaning given in the Preamble.
     “Company Financial Statements.” Company Financial Statements has the meaning given in Section 3.1(j).
     “Company Group.” Collectively and separately, Holding, Energy, Aguasal, HELP, Henry Capital, Henry Operating, Henry Petroleum, Quail Ranch, Aguasal Management and Aguasal LP and any and all Subsidiaries of those entities other than the Excluded Companies.
     “Compensation Letter.” Compensation Letter shall mean the letter executed and delivered by Sellers to Purchaser in connection with the execution and delivery of this Agreement and dated the date hereof setting forth the amounts of the Prior Bonus, the Cash Bonus, the Contractor Bonus and certain other information required by Section 3.1(s)(i) with respect to certain employees of the Companies.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated March 14, 2008 among Holding, Henry Petroleum and Purchaser.
     “Contract.” Any mortgage, franchise, indenture, debenture, note, bond, loan, loan arrangement, letter of credit, guaranty, surety, agreement, collective bargaining agreement, contract, commitment, lease, option, right to acquire, preferential purchase right, preemptive right, warrant, net profit interest, enhancement agreement, commitment, license, permit, authorization or other instrument, document, arrangement or understanding, written or unwritten.
     “Contractor Bonus.” Contractor Bonus has the meaning given in Section 2.3(a).
     “Designated Seller.” Designated Seller means those Persons identified as “Designated Sellers” on Schedule 2.7.
     “Effective Time.” Shall mean 12:01 a.m. (Central Time) on May 1, 2008.

     “Employee Letter Agreement.” Employee Letter Agreement means the letter agreements executed and delivered by the Retained Employees in substantially the form attached as Exhibit A.
     “Energy.” Energy has the meaning given in the Preamble.
     “Environmental Law(s).” Environmental Laws means all applicable local, state, and federal laws (including common law), rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remediation, discharge, emission, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances, solid wastes or any chemical or constituent regulated by a Governmental Authority (collectively hereinafter “Hazardous Substances”); (ii) surface waters, ground-water, ambient air, natural resources and any other environmental medium; or (iii) the environment or health and safety-related matters; including the following as from time to time amended: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution Act, the Occupational Safety and Health Act, and all rules and regulations promulgated pursuant to any of the foregoing.
     “ERISA.” ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act.” Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Companies.” Excluded Companies means Henry Resources LLC, a Texas limited liability company, and Henry Equity LLC, a Texas limited liability company.
     “FIG.” FIG has the meaning given in the Preamble.
     “GAAP.” GAAP means generally accepted accounting principals in the United States.
     “Governmental Authority.” Governmental Authority means any governmental, securities exchange, federal, state, county, city or other political subdivision, agency, court or instrumentality of the United States or any other country exercising executive, legislative, judicial, regulatory or administrative jurisdiction over the applicable Person or its assets or businesses.
     “HELP.” HELP has the meaning given in the Preamble.
     “Henchild.” Henchild has the meaning given in the Preamble.
     “Henry.” Henry has the meaning given in the Preamble.
     “Henry Capital.” Henry Capital has the meaning given in the Preamble.

     “Henry Disclosure Schedule.” Henry Disclosure Schedule means the Schedules delivered by Sellers to Purchaser under this Agreement.
     “Henry Ltd.” Henry Ltd. has the meaning given in the Preamble.
     “Henry Operating.” Henry Operating has the meaning given in the Preamble.
     “Henry Petroleum.” Henry Petroleum has the meaning given in the Preamble.
     “Holding.” Holding has the meaning given in the Preamble.
     “Holding Consolidated Group.” Holding Consolidated Group means the affiliated group of Persons of which Holding is the common parent corporation that files a consolidated federal income tax return under Section 1502 of the Code.
     “HSR Act.” HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hydrocarbons.” Hydrocarbons mean oil, condensate, gas, casinghead gas and other hydrocarbons produced or processed in association therewith.
     “Knowledge.” Knowledge means, in reference to the Companies or Company Group, the actual knowledge of the following officers of the Companies: Chairman and Chief Executive Officer, Executive Vice President, Vice President of Land, Vice President of Finance and Chief Financial Officer, President and Chief Operating Officer, Vice President of Business Development and Exploration and the Production Manager; and, in reference to the Sellers, the actual knowledge of James C. Henry and Terry R. Creech.
     “Law.” Law has the meaning given in Section 3.1(c)
     “Lease(s).” The oil, gas and mineral leases, oil and gas leases, contracts, agreements and other rights giving the Companies the right to own or acquire oil and gas interests and to explore for and develop Hydrocarbons in the lands covered thereby or which give rise to the interests described in the Property Letter.
     “Material Contract.” Material Contract has the meaning given in Section 3.1(p)(i).
     “Maximum Title Deficiency Amount.” Maximum Title Deficiency Amount has the meaning given in the Property Letter.
     “Notice Period.” Notice Period has the meaning given in Section 7.2(e)(i).
     “Organizational Documents.” Organizational Documents means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
     “Ownership Percentage.” Ownership Percentage shall mean each Seller’s relative ownership of the Companies as set forth on Schedule 3.1(a)(i).
     “Permitted Encumbrances.” Permitted Encumbrances means: (i) Claims for Taxes which are not yet due and payable; (ii) inchoate Claims arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen’s, carrier’s, employee’s, contractor’s and operator’s Claims arising in the ordinary course of business, and incidental to construction, maintenance, or operation of the Properties to the extent such Claims secure obligations that, as of the Closing Date, are not due and payable, or with respect to (i) and (ii) if delinquent, that are being contested in good faith and a reserve or other appropriate provision is made therefor in the Companies’ financial records; (iii) lessor’s royalties overriding royalties, division orders, reversionary interests, production payments, net profits interests and similar burdens; (iv) any and all federal and state regulatory orders and rules to which a Property is currently subject; (v) sales contracts covering oil, gas, or associated liquid or gaseous Hydrocarbons, which are terminable without penalty or cost upon less than 90 days notice; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, canals, ditches, reservoirs or the like and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of surface operations in favor of a third party on or over any Property; (vii) Claims that are or will be released prior to or on the Closing Date without any cost or penalty imposed upon any of the Companies; (viii) the terms and provisions of the Leases and the Material Contracts; and (ix) other encumbrances, defects and irregularities affecting a Property, the enforcement of which is barred under applicable statutes of limitation, or that do not require the payment of money and are commonly waived by a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance, including matters such as failure to recite marital status in documents, omission of heirship or succession proceedings, community property and homestead rights in a Property, and the failure to record releases of liens, production payments or deeds of trust that have expired according to their own terms; provided, however, that as to clauses (vi), (viii) and (ix), such circumstance or matter, individually or in the aggregate has not had, and a reasonably prudent person engaged in the ownership and operation of oil and gas properties would not reasonably expect such to have, a material adverse effect on the value of a Property, a Company or the ability of the Companies or their Affiliates to own, operate, develop or use such Property in the manner owned, operated, developed or used by the Companies or their Affiliates; and further provided, however, that as to clauses (iii), (viii) and (ix), such circumstance or matter does not operate to reduce the Companies’ net revenue interest or increase the Companies’ working interest in a Property below the level set forth with respect to the applicable Property in the Property Letter (without a corresponding increase in the Companies’ net revenue interest in that Property). Notwithstanding anything to the contrary set forth above, with respect to Leases and Material Contracts, the following circumstances shall not be deemed to have a material adverse effect on the value of a Property, a Company or the ability of the Companies or their Affiliates to own, operate, develop or use a Property: (i) expiration of the term of a Lease after August 31, 2008 if such Lease can reasonably be expected to continue in effect as to the lands covered thereby beyond such date as a result of continuous development thereunder or for as long as oil, gas or other minerals are produced in commercial quantities from the lands covered thereby, (ii) the remaining term or the expiration of the term of any applicable Material Contract (other than Specified Contracts) after August 31, 2008, and (iii) promoted, carried and other similar disproportionate sharing arrangements with respect to the Properties contained in Material Contracts, including without limitation net profit and incremental net income arrangements which are reflected in the Property Letter.
     “Person.” An individual, corporation, partnership, limited partnership, unincorporated association, trust, estate, or other incorporated or unincorporated entity.

     “Plans.” Plans means each of the following that is currently sponsored, maintained or contributed to by any Company or with respect to which any Company may have any liability: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (iv) each personnel policy, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, profit sharing, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, and employment or consulting agreement, and (v) each other employee benefit plan, agreement, arrangement or program.
     “Prior Bonus.” Prior Bonus has the meaning given to such term in Section 2.3(a).
     “Properties.” The undivided interests of the Companies (as of the date hereof and as of the Closing Date), including working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, reversionary interests, after payout interests, participation rights or interests, other non-working interests and non-operating interests in: (i) the Leases; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and Contracts in connection therewith and claims and rights thereto; (iii) all presently existing (or hereafter created) oil, gas or mineral unitization, pooling, and communitization agreements, declarations and orders (including all amendments or modifications thereto) relating to the Leases (including all units formed under orders, regulations, rules, or other official acts of any governmental agency having jurisdiction, and including so-called “working interest units” created under operating or similar agreements); (iv) all surface leases, farmout and farmin agreements, division orders, transfer orders, gas sales or purchase contracts, operating agreements, contracts, and other agreements and instruments (including all amendments thereto and any agreements settling claims asserted hereunder); (v) all easements, rights of way, licenses, permits, saltwater disposal facilities, fresh water facilities, injection facilities, inventory, yards and field offices; (vi) all Wells; and (vii) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric facilities, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing and all other personal property, equipment and fixtures owned or leased in connection therewith.
     “Property Condition Deficiency.” Property Condition Deficiency shall have the meaning given in Section 2.5.
     “Property Letter.” Property Letter shall mean the letter executed and delivered by Purchaser, and acknowledged by Henry Petroleum, in connection with the execution and delivery of this Agreement and dated the date hereof setting forth matters related to certain Properties.
     “Purchase Price.” Purchase Price has the meaning given in Section 2.2.
     “Purchase Price Adjustment.” Purchase Price Adjustment has the meaning given in Section 2.3(b).
     “Purchaser.” Purchaser has the meaning given in the Preamble.

     “Purchaser Indemnified Party.” Purchaser Indemnified Party has the meaning given in Section 7.2(a).
     “Quail Ranch.” Quail Ranch has the meaning given in the Preamble.
     “Retained Employee.” Retained Employee shall have the meaning given in Section 2.3(a).
     “Section 338(h)(10) Election Forms.” Section 338(h)(10) Election Forms shall mean IRS Form 8023 and such state, local and other corresponding Tax forms (drafts of which shall be delivered by Purchaser to Sellers prior to Closing) which may be necessary to effectuate an election under Section 338(h)(10) of the Code and any corresponding provisions of state or local law with respect to the Purchaser’s acquisition of Aguasal pursuant hereto.
     “Securities Act.” Securities Act shall mean the Securities Act of 1933, as amended.
     “Sellers.” Sellers has the meaning given in the Preamble.
     “Seller Indemnified Party.” Seller Indemnified Party has the meaning given in Section 7.2(b).
     “Shares.” Shares have the meaning given in the Preamble.
     “Specified Contracts.” Means the Contracts identified on Schedule 5.2(b).
     “Subsidiary.” Subsidiary means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
     “Tax.” Tax means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.
     “Tax Return.” Tax Return shall mean any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.

     “Termination Date.” Termination Date means 5:00 p.m. (Central Time) on July 31, 2008, or such other date as provided in Section 2.6(b) or otherwise mutually agreed by Purchaser and Agent.
     “Title Deficiency.” Title Deficiency has the meaning given in Section 2.4.
     “Title Deficiency Amount.” Title Deficiency Amount has the meaning given in Section 2.4.
     “Transactions.” Transactions means the sale and delivery of the Shares by Sellers to Purchaser and the payment therefor by Purchaser to Sellers and the other transactions as contemplated by this Agreement.
     “Transaction Documents.” Transaction Documents mean this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.
     “Transition Agreement.” Transition Agreement shall mean the Transition Agreement to be negotiated by Purchaser and Sellers after the date of this Agreement and executed and delivered by Purchaser and Sellers at the Closing pursuant to Section 4.20.
     “Wells.” The wells now and hereafter located on the Leases or on lands pooled or unitized therewith.
     Certain other capitalized terms are defined throughout this Agreement.
     Section 1.2 References. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, the word “including” (in its various forms) means including without limitation and the phrase “consisting of” means consisting of without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase of Shares. On the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, assign and transfer to Purchaser and Purchaser shall purchase from Sellers, free and clear of all Claims, all of the Shares in exchange for the payment by Purchaser of the Purchase Price to the Sellers.
     Section 2.2 Purchase Price. The purchase price for the Shares shall be $565,000,000.00 less the Cash Bonus Adjustment plus the Purchase Price Adjustment, if any (the “Purchase Price”), payable on the Closing Date in cash to the Sellers in accordance with the wire transfer instructions to an account or accounts designated by the Sellers, in writing, not less than three business days prior to the Closing. At the Closing, each Seller shall be entitled to receive an amount equal to such Seller’s Ownership Percentage multiplied by the Purchase Price. Payment of the Purchase Price to the Sellers in accordance with this Section 2.2 shall represent full and final payment to the Sellers for the sale, assignment and transfer of the Shares, and each Seller acknowledges and agrees that such Seller shall not be entitled to receive any consideration for the sale, transfer and assignment of such Seller’s Shares other than the amount equal to such Seller’s Ownership Percentage multiplied by the Purchase Price. Schedule 2.2 represents the Purchase Price without any Purchase Price Adjustment.
     Section 2.3 Bonus Payments.
     (a) Immediately prior to Closing, Henry Petroleum will approve payment of (i) a cash bonus to certain employees of Henry Petroleum in accordance with existing bonus commitments to such employees as set forth under the heading “Prior Bonus” on the Compensation Letter (the “Prior Bonus”); (ii) cash bonuses, pursuant to an Employee Letter Agreement, to employees of Henry Petroleum identified on the Compensation Letter, subject to such employees executing and delivering to Henry Petroleum prior to Closing an Employee Letter Agreement and such employees continuing their employment with Henry Petroleum or Purchaser (or any Affiliate of Purchaser) after the Closing Date (the “Retained Employees”), the amount payable to each Retained Employee being set forth in the Compensation Letter under the heading “Cash Bonus” (the “Cash Bonus”) and (iii) payment to certain independent contractors of Henry Petroleum identified in the Compensation Letter, subject to such independent contractors executing and delivering to Henry Petroleum prior to Closing a release in a form reasonably acceptable to Purchaser, the amount payable to each such independent contractor who executes a release being set forth in the Compensation Letter under the heading “Contractor Bonus” (the “Contractor Bonus”). Payment by Henry Petroleum of the Prior Bonus and the Cash Bonus shall all be subject to applicable withholding Taxes.
     (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchase Price shall be reduced by the Cash Bonus Adjustment, which is calculated as follows: the product of (i) the sum of the Prior Bonus plus the Cash Bonus plus the Contractor Bonus and (ii) 65%. With respect to any employee of Henry Petroleum identified in the Compensation Letter who is intended to receive a Cash Bonus and who does not execute and deliver to Henry Petroleum the Employee Letter Agreement prior to Closing and any independent contractor of Henry Petroleum identified in the Compensation Letter who does not execute and deliver to Henry Petroleum the release contemplated in Section 2.3(a) prior to Closing, such employee or independent contractor shall not be entitled to receive the Cash Bonus or the Contractor Bonus, as the case may be, and an amount equal to the product of (A) the amount of any such Cash Bonus and Contractor Bonus not paid pursuant to the foregoing and (B) 65%, shall be paid to Sellers at Closing as an adjustment to the Purchase Price (such amount being referred to as the “Purchase Price Adjustment”).
     (c) The Prior Bonus shall be paid by Henry Petroleum immediately prior to the Closing to the employees and in the amounts set forth in the Compensation Letter, provided that such individuals are employed by Henry Petroleum at the time of such payment. The Contractor Bonus shall be paid by Henry Petroleum immediately prior to Closing to the independent contractors who execute and deliver a release in accordance with Section 2.3(a) in the amounts set forth in the Compensation Letter, provided that such independent contractors are then engaged by Henry Petroleum at the time of such payment. The Cash Bonus will be paid by Henry Petroleum to each Retained Employee in installments pursuant to an Employee Letter Agreement executed by the Retained Employee that will be delivered to Henry Petroleum prior to Closing as follows: (1) 50% to be paid by Henry Petroleum immediately prior to Closing, provided that such individuals are employed by Henry Petroleum at the time of such payment (the “First Bonus Installment”); (2) 25% to be paid by Henry Petroleum (or Concho or its Affiliates) on the first anniversary of the Closing Date, assuming satisfaction of the terms of the Employee Letter Agreement; and (3) 25% to be paid by Henry Petroleum (or Concho or its Affiliates) on the second anniversary of the Closing Date, assuming satisfaction of the terms of the Employee Letter Agreement. Under the terms of each Employee Letter Agreement, each Retained Employee will agree to forfeit any unpaid portion of the Cash Bonus in the event that such Retained Employee’s employment with Henry Petroleum (or its successor) or Purchaser (or any Affiliate of Purchaser) is terminated for cause (as defined in the Employee Letter Agreement) or such Retained Employee terminates his own employment for any reason. In addition, under the terms of each Employee Letter Agreement, each Retained Employee will be entitled to receive the full amount of the unpaid Cash Bonus allocated to such Retained Employee in the event of the death or disability (as such term is defined in the Employee Letter Agreement) of such Retained Employee or change in control of Purchaser (as such term is defined in the Employee Letter Agreement) or in the event that such Retained Employee’s employment with Henry Petroleum (or its successor) or Purchaser (or any Affiliate of Purchaser) is terminated by Henry Petroleum (or its successor) or Purchaser (or any Affiliate of Purchaser) for any reason other than for cause (as defined in the Employee Letter Agreement); provided, however, that with respect to any portion of the Cash Bonus payable to a Retained Employee in connection with any such termination of employment, the payment of such amount shall be deferred to the extent required to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. Within ten business days following the second anniversary of the Closing Date, Purchaser shall pay to the Sellers an amount (the “Cash Bonus Return”) equal to the product of (i) any unpaid portion of the Cash Bonus as a result of any forfeitures in accordance with the terms of the Employee Letter Agreement and (ii) 65%; provided, however, that Purchaser shall not be obligated to include in such calculation any unpaid portion of the Cash Bonus with respect to a Retained Employee who was employed by any Seller or any Affiliate of any Seller after the Closing Date in violation of Section 4.12(b). Each Seller shall be entitled to receive an amount equal to such Seller’s Ownership Percentage multiplied by the Cash Bonus Return. For federal income tax purposes, the parties shall treat the Cash Bonus Return as an adjustment to the Purchase Price.
     (d) The Prior Bonus, the First Bonus Installment and the Contractor Bonus will be paid by the distribution and delivery of checks payable to the Retained Employees and drawn on accounts of Henry Petroleum. To the extent necessary, Purchaser shall advance sufficient funds by wire transfer to enable Henry Petroleum to timely pay the Prior Bonus, the First Bonus Installment and the Contractor Bonus and related employment Taxes.
     (e) For all applicable Tax purposes, the parties agree to treat (i) the Prior Bonus, the First Bonus Installment and the Contractor Bonus as compensation paid by Henry Petroleum for the Tax Period that includes the Closing Date, and (ii) any subsequent payments of installments of the Cash Bonus as employee compensation paid by Henry Petroleum or any successor thereto in future Tax Periods. The parties shall report and file all Tax Returns consistent with this position and shall take no applicable Tax position contrary thereto or inconsistent therewith prior to a final determination in court or by agreement with an applicable Governmental Authority after consultation with the other parties.
     Section 2.4 Title Deficiency . Purchaser may make or cause to be made at its expense such examination as it may desire of the title of a Company to the Properties. For such purposes, Sellers shall or shall cause the Companies to (a) give to Purchaser and its representatives full access, subject to consent under applicable Contracts, at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, title insurance policies, ownership maps, surveys, and any other information, data, records, and files of each Company (or to which any Company has access) relating in any way to the title to the Properties, the past or present operation thereof, and the marketing of production therefrom; (b) furnish to Purchaser all other information in the possession of, or available to, any Company with respect to the title to the Properties as Purchaser may from time to time reasonably request; and (c) authorize Purchaser and its representatives to consult with attorneys, abstract companies, and representatives of the Companies, whether utilized in the past or presently, concerning title-related matters with respect to the Properties. A “Title Deficiency” shall exist if (i) the Companies are obligated to bear and pay costs and expenses associated with the exploration, maintenance, development and operation of any Property through the plugging, abandonment, and salvage of such Property greater than the working interest for such Property represented in the Property Letter without a corresponding increase in the applicable net revenue interest in such Property represented in the Property Letter, (ii) the Companies are entitled to receive and retain a share of the Hydrocarbons produced, saved, and marketed from any Property without suspension, reduction or termination through the plugging, abandonment, and salvage of such Property less than the net revenue interest for that Property represented in the Property Letter, (iii) any Property is subject to a Claim (other than a Permitted Encumbrance), (iv) any Property is subject to a preferential purchase right, right of first offer, right of first refusal or consent, the absence of which would render the Transactions void or voidable or subject any Company to potential loss of any Property or any interest therein or to damages or penalties upon the occurrence of a change of control of the Person holding the interest in such Property or any similar purchase or consent right, in each case that would be triggered or would otherwise arise as a result of the consummation of the sale and delivery of the Shares by Sellers to Purchaser pursuant to this Agreement, or (v) any combination of the foregoing exist. Purchase shall have the right to notify Sellers in writing of any Title Deficiencies (a “Title Deficiency Notice”) no later than 5:00 p.m. (Central time) on the fourth business day prior to the Closing Date. Any Title Deficiency Notice shall include Purchaser’s good faith determination based on customary industry standards of the dollar value of such Title Deficiency, which value shall be determined based upon the relative change in the Maximum Title Deficiency Amount of such Property (each, a “Title Deficiency Amount”). By way of illustration: (i) if a Company’s actual net revenue interest in a Property is less than the net revenue interest set forth for such Property in the Property Letter or if a Company’s actual working interest in a Property is greater than the working interest set forth in the Property Letter (without a corresponding increase in a Company’s net revenue interest), then value of the Title Deficiency would be that portion of the Maximum Title Deficiency Amount represented by the relative difference between the actual net revenue interest or working interest in the property and the net revenue interest or working interest for such Property in the Property Letter; or (ii) if a Title Deficiency is a lien, then the value of the Title Deficiency would be the cost of removing the lien. Furthermore, in the event of any Title Deficiency described in clause (iv) above, the value of any such Title Deficiency shall be the Maximum Title Deficiency Amount of the Property subject to such purchase or consent right. Any reduction in the value of any Property due to a Title Deficiency shall be included in the calculation for determining whether the Purchaser may terminate this Agreement pursuant to Section 2.6. No adjustment to the Purchase Price will be made for any Title Deficiency. Purchaser agrees to notify the Agent as soon as reasonably practicable following its determination of a Title Deficiency in order to provide Sellers the reasonable opportunity to provide Purchaser with additional records or additional information that could resolve or reduce the value of such Title Deficiency. Purchaser acknowledges that certain Properties are subject to certain liens for the benefit of J.P.Morgan Chase Bank and Wells Fargo Bank, which liens shall not be considered Title Deficiencies so long as such liens are released as of the Closing.
     Section 2.5 Property Condition Deficiency. Commencing upon execution of this Agreement and ending at 5:00 p.m. (Central Time) on the fourth business day prior to the Closing Date, Purchaser shall be entitled to inspect, review and evaluate all records, facilities, and Properties of each Company, interview Company personnel, and perform such environmental sampling and testing as may be appropriate to enable the Purchaser to assess the environmental and physical condition of the Properties and the environmental liabilities of each Company. The purpose of the inspection of the physical condition of the Properties shall be to confirm that they are maintained in accordance with the legal and contractual obligations of the Companies. Purchaser shall use reasonable care not to damage the Properties during the course of its inspections pursuant to this Section 2.5. Based on its review and inspection, Purchaser shall in good faith determine whether the value of a Property could reasonably be expected to be impaired because (i) of property condition issues (including any pollution, contamination, remedial obligation, or liability under any Environmental Law), (ii) any Property or Company is in violation of any Environmental Law, (iii) of any written notice or record from a Governmental Authority or other Person of a violation of Environmental Laws or a Contract with regard to any property condition the Companies are contractually or legally obligated to remedy, or (iv) any combination of the foregoing (any, a “Property Condition Deficiency”). The Purchaser shall determine in good faith based on customary industry standards the dollar amount that a Property could reasonably be expected to be impaired based on the amount reasonably necessary to remedy any violation(s) of Environmental Law, to bring the Property into compliance with applicable Environmental Laws or to restore a Property to its contractually required condition (each, a “Property Condition Deficiency Amount”). The Purchaser shall determine the total dollar value reduction of all Property Condition Deficiencies. The dollar value of any impairment of any Property due to a Property Condition Deficiency shall be included in the calculation for determining whether the Purchaser may terminate this Agreement pursuant to Section 2.6. No adjustment to the Purchase Price will be made for any Property Condition Deficiency.
     Section 2.6 Termination Due to Deficiencies. If the aggregate Title Deficiency Amounts plus the aggregate Property Condition Deficiency Amounts, as determined in Sections 2.4 and 2.5 above, exceed $16,950,000.00, then Purchaser, at its election, may give written notice to Sellers not later than 5:00 p.m. (Central Time) on the fourth business day prior to the Closing Date (the “Deficiency Notice”).
     (a) The Deficiency Notice provided hereunder, if given, shall include (i) a description of each Title Deficiency or Property Condition Deficiency, (ii) the basis for each Title Deficiency or Property Condition Deficiency, (iii) each Property or the portion thereof affected by the Title Deficiency or Property Condition Deficiency, (iv) each Title Deficiency Amount or Property Condition Deficiency Amount and (v) with respect to each Title Deficiency Amount, the applicable Company owning the Property subject to such Title Deficiency Amount.
     (b) Sellers may accept Purchaser’s Deficiency Notice or object thereto. If the Sellers object to certain Property Condition Deficiency Amounts set forth in the Deficiency Notice that, if reduced, could reasonably be expected to reduce the aggregate Title Deficiency Amounts and Property Condition Deficiency Amounts below $16,950,000.00, the Sellers shall deliver a written notice of such objection (the “Dispute Notice”) to Purchaser no later than 5:00 p.m. on the third business day after the date of the Deficiency Notice. If the Dispute Notice is not delivered by 5:00 p.m. on the third business day after the date of the Deficiency Notice, Purchaser may terminate this Agreement pursuant to Section 6.1(g). Upon delivery of a Dispute Notice to Purchaser, the Termination Date and the Closing Date shall automatically be extended from July 31, 2008 to August 31, 2008. Within seven (7) business days after the date of the Dispute Notice, Sellers shall deliver a more detailed written notice (the “Dispute Explanation”), which shall specifically identify all disputed Property Condition Deficiency Amounts (each, a “Disputed Item”) and shall include the Sellers’ good faith estimate of the value of each Disputed Item (each, a “Sellers’ Estimate”); provided, however, that no Disputed Item shall be permitted to be included in the Dispute Explanation if the Sellers’ Estimate of such Disputed Item would be greater than 90% of such Property Condition Deficiency Amount.

     (c) After delivery of the Dispute Explanation, the parties shall promptly refer the Disputed Items to a person selected by mutual agreement of the parties who possesses the requisite knowledge, skill and experience to determine the issue (the “Defect Expert”). The Defect Expert may enlist the advice of any environmental consultant mutually agreed upon by the parties.
     (d) Upon referral of the Disputed Items to the Defect Expert, the Purchaser and the Sellers will be afforded an opportunity to present to the Defect Expert any materials relating to the validity of, or their valuation of, the Disputed Items and to discuss the determination, prior to any final determination, of the Disputed Items with the Defect Expert. The Defect Expert shall be required to adopt a value (the “Determined Amount”) that is equal to either the Property Condition Deficiency Amount or the Sellers’ Estimate for each Disputed Item, and such decision, made in writing and signed by the Defect Expert, shall determine such dispute.
     (e) If, after determination of the Determined Amount for each Disputed Item by the Defect Expert, the sum of (i) all Title Deficiency Amounts, (ii) all Property Condition Deficiency Amounts for Property Condition Deficiencies not included in the Dispute Explanation and (iii) all Determined Amounts (such sum, the “Adjusted Defect Amount”) exceeds $16,950,000.00, then Sellers shall bear all expenses of the Defect Expert and any other expert retained by the Defect Expert. If the Adjusted Defect Amount is less than or equal to $16,950,000.00, then Purchaser shall bear all expenses of the Defect Expert and any other expert retained by the Defect Expert.
     (f) In the event that Purchaser does not deliver a timely Deficiency Notice pursuant to this Section 2.6 or the aggregate of the Title Deficiency Amounts and the Property Condition Deficiency Amounts is ultimately determined to be less than $16,950,000.00, then Purchaser shall not be permitted to terminate this Agreement pursuant to Section 6.1(g). In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.6 and either Sellers do not deliver a timely Dispute Notice or Sellers do deliver a timely Dispute Notice but the aggregate of the Title Deficiency Amounts and the Property Condition Deficiency Amounts is ultimately determined to be equal to or greater than $16,950,000.00, then Purchaser may terminate this Agreement pursuant to Section 6.1(g). After Purchaser completes its due diligence under Sections 2.4 and 2.5, if Purchaser proceeds to the Closing, Purchaser shall be deemed to have accepted the Properties and shall have no claim for indemnification from the Sellers for defects, damages, costs or other liabilities for items that would have been a Title Deficiency or a Property Condition Deficiency.
     Section 2.7 Along-side Interests. Within five (5) business days of the execution of this Agreement, Purchaser will offer to purchase the rights and interests in the Properties (“Along-side Interests”) owned by the Persons listed on Schedule 2.7 for the prices shown on such Schedule pursuant to the form of purchase agreement attached hereto as Exhibit B. None of the Persons listed on Schedule 2.7 will be obligated to sell their Along-side Interests. Purchaser or its Affiliate and those Persons who accept Purchaser’s offer shall promptly sign binding agreements for the purchase and sale of the Along-side Interests. If Purchaser’s offer is accepted by a Designated Seller, Purchaser must close the purchase of the Along-side Interest simultaneously with the Closing, with payment of the purchase price for the Along-side Interest paid in cash by wire transfer to such Designated Seller as directed by such Designated Seller. If the owner of the Along-side Interest is a Person other than a Designated Seller, Purchaser must close the purchase of the Along-side Interests of such Person who accepts the Purchaser’s offer no later than 90 days after Closing, by payment of the purchase price pursuant to the purchase agreement for the Along-side Interests purchased in cash by wire transfer to the account designated by the respective seller.

     Section 2.8 Distribution of Excluded Companies. At or prior to Closing, Holding and Energy intend to make a direct or indirect distribution of the Excluded Companies to the Sellers containing certain properties which are either presently owned by the Excluded Companies or which will be contributed to the Excluded Companies immediately before the distribution of the Excluded Companies. Schedule 2.8(a) lists the properties and assets that will be owned by Henry Resources LLC with their respective values immediately prior to the distribution of Henry Resources LLC by Holding (“Henry Holding Distribution”). Schedule 2.8(b) lists the properties and assets that will be owned by Henry Equity LLC immediately prior to the distribution of Henry Equity LLC by Energy (the “Henry Energy Distribution”) with their respective values. The Sellers shall consult with Purchaser as to the structure, method and status of the Henry Holding Distribution and the Henry Energy Distribution and related matters. The parties shall report and file all Tax Returns consistent with such values.
     Section 2.9 Agreed Net Working Capital Distribution. At or prior to the Closing, Holding and Energy intend to make a distribution of the amount of agreed net working capital on hand as of April 30, 2008 (“Agreed Net Working Capital Distribution”). The parties agree that the amount of the Agreed Net Working Capital Distribution is $34,096,384.00. The distribution of the Agreed Net Working Capital Distribution shall not affect the Purchase Price. The Agreed Net Working Capital Distribution may occur anytime before or at Closing.
     Section 2.10 Withholding. In the event Purchaser shall determine that it is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts under any provision of federal, state, local or foreign Tax law, it shall notify the Person who otherwise would be entitled to such consideration and give such Person an opportunity to demonstrate why such withholding is not required; provided that Purchaser, after consulting with Tax counsel to it, shall make the final determination of any requirement to withhold. If Purchaser or any Affiliate or agent thereof, as the case may be, so withholds amounts pursuant to this Section 2.10, such amounts shall be promptly remitted to the appropriate Governmental Authority as required by applicable law, and shall be treated for all purposes of this Agreement as having been paid to Sellers in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Sellers. In order to induce Purchaser to enter into this Agreement, the Sellers hereby jointly and severally (except as to those items that are personal to an individual Seller in which event the representation and warranty is several and not joint) provide the following representations and warranties to Purchaser, as of the date of this Agreement and as of the Closing Date. Except as set forth in the Henry Disclosure Schedule delivered to Purchaser concurrently with the execution hereof (it being agreed that disclosure in any Schedule that is part of the Henry Disclosure Schedule of any document, fact, circumstance or situation relating to a representation, warranty or covenant shall also serve as a disclosure of such document, fact, circumstance or situation for all representations, warranties and covenants to the extent reasonably apparent on its face), the Sellers represent and warrant as follows:
     (a) Title to Shares. Each Seller is the sole legal and beneficial owner of the Shares listed below such Seller’s name on Schedule 3.1(a)(i), has valid title to such Shares, and has full right, power and authority to sell, assign, convey, transfer and deliver such Shares to Purchaser pursuant to this Agreement and the Transaction Documents, free and clear of all Claims. Upon Closing, Purchaser will have valid title to the Shares, free and clear of all Claims. Except as set forth on Schedule 3.1(a)(ii), no Seller is a party to or bound by, and there are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, other than this Agreement, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any of the Shares, each of which item set forth on Schedule 3.1(a)(ii) will be waived or terminated by all appropriate Persons on or prior to the Closing.
     (b) Authority; Enforceability. Each Company and Seller has full power, authority and legal capacity to enter into this Agreement and the Transaction Documents to which it is a party, as applicable, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all required actions of each Company and Seller and no other actions on the part of such Company or Seller are necessary to authorize and approve this Agreement and the Transaction Documents and the Transactions. This Agreement has been duly executed and delivered by each of the Companies and the Sellers, and constitutes a valid and binding obligation of the Companies and the Sellers, enforceable against the Companies and the Sellers in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies). At Closing, all Transaction Documents to be executed and delivered by each Company and Seller shall have been duly executed and delivered by such Company or Seller, as the case may be, and all Transaction Documents executed and delivered by each Company and Seller constitute valid and binding obligations of such Company or Seller, enforceable against each in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).
     (c) No Violation. Except as set forth in Schedule 3.1(c), the execution and delivery of this Agreement and the Transaction Documents by the Companies and the Sellers do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, give rise to a right of purchase as to the Shares, or result in the creation of any Claim upon any of the Companies or the Shares under any provision of (A) the Organizational Documents of any Seller or Company, (B) any Material Contract (excluding the portion of any Material Contracts relating to preferential purchase rights or similar rights arising with respect to the Properties) or Approval applicable to any Seller or Company or to which any Seller or Company is a party or (C) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.1(d) are duly and timely obtained or made, any federal, state or local or other governmental law or ordinance, or any order, writ, injunction, decree, rule or regulation of any court or other Governmental Authority applicable to any Seller or any Company (collectively “Laws”), other than, in the case of clause (C), any such conflicts, violations, defaults, rights or Claims that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a material adverse effect on any Property, Company or Seller, (y) impair the ability of any Seller or Company to perform its obligations under this Agreement in any material respect, or (z) delay in any material respect or prevent the consummation of any of the Transactions.
     (d) Consents. Except as set forth in Schedule 3.1(d)(i), no Approval from any Governmental Authority is required by or with respect to any Seller or any Company in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the Transactions. Except as set forth in Schedule 3.1(d)(ii), no Approval of any Person is required by or with respect to any Seller or any Company (excluding any preferential purchase rights or similar rights arising with respect to the Properties) in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the Transactions.
     (e) Organization, Corporate Power and Good Standing.
     (i) Henry Ltd. is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (ii) Henchild is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (iii) Holding is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (iv) Energy is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (v) Aguasal is a general partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (vi) HELP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (vii) Henry Capital is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.
     (viii) FIG is a general partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own its properties and other assets as now owned or leased.
     (ix) Aguasal Management is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own its properties and other assets as now owned or leased.

     (x) Aguasal LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own its properties and other assets as now owned or leased.
     (f) Capitalization.
     (i) Schedule 3.1(f) sets forth a true and complete list of all of the issued and outstanding Shares or other equity interests of each of the Companies. The Shares or other equity interests of each of the Companies have been duly authorized, are validly issued and are fully paid and non-assessable and were issued in conformity with all applicable Contracts or Laws and were not issued in violation of, and, except as identified on Schedule 3.1(f)(i), are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Texas Business Organization Code or other similar law, the Organizational Documents of the applicable Company or any Contract to which any Company is or was a party or by which it is or was otherwise bound.
     (ii) There are no rights or Contracts (including options, warrants, calls and preemptive rights) obligating any Seller or Company (i) to issue, sell, pledge, dispose of or encumber any Shares or other equity interests of any Company or any securities convertible, exercisable or exchangeable into Shares or other equity interests of any Company, (ii) to redeem, purchase or acquire in any manner any Shares or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Shares or other equity interests of any Company or (iii) to make any dividend or distribution of any kind with respect to the Shares or other equity interests of any Company (or to allow any participation in the profits or appreciation in value of any Company) other than the Henry Holding Distribution, the Henry Energy Distribution and the Agreed Net Working Capital Distribution. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the Shares or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Shares or other equity interests of any Company. There are no voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the Shares or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Shares or other equity interests of any Company. There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of the Shares may vote.
     (g) Other Equity Interests. Except as set forth in Schedule 3.1(g), no Company owns any equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership units, limited liability company interest, limited or general partnership interest or any other form of ownership.
     (h) Licenses and Authorizations. The Companies have all Approvals from Governmental Authorities necessary to operate their businesses as currently conducted, except for any such Approval the absence of which would not have a material adverse effect on their respective businesses. The execution of this Agreement by the Sellers and the Companies and the consummation of the Transactions, and the compliance by the Sellers and the Companies with the terms hereof, will not cause or permit the imposition of any restrictions of such a nature as would limit any operations of the Companies as historically conducted. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Material Contract (excluding the portion of any Material Contracts relating to preferential purchase rights or similar rights arising with respect to the Properties) or Approval or the imposition of any restrictions of such a nature as may limit any of the operations of the Companies as historically conducted.
     (i) Compliance with Law. Each Property and Company are in material compliance with, and not in material violation of, and neither any Company nor any Seller has received any written claim or notice that any Company is not in compliance with, or that it is in violation of, any Laws to which any Company, or its businesses, operations, agents, employees, assets or properties are subject (including, all material record keeping and reporting requirements thereof), other than such matters as have been fully and finally resolved prior to the date of this Agreement. No Company has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of such Company.
     (j) Financial Statements; No Undisclosed Liabilities. The Sellers have delivered to Purchaser copies of (A) the audited consolidated statement of assets, liabilities and stockholder’s equity, the consolidated statement of revenues and expenses, the consolidate statement of stockholders’ equity, the consolidated statement of cash flows, and the notes to consolidated financial statements of Holding, Henry Operating and Henry Petroleum as of December 31, 2006, accompanied by the report thereon of Davis, Kinard & Co., P.C., Certified Public Accountants (“Henry 2006 Financial Statements”), (B) the unaudited consolidated balance sheet of Holding, Henry Operating and Henry Petroleum as of December 31, 2007, together with the related unaudited consolidated statements of income for the year ended December 31, 2007 (“Henry 2007 Financial Statements”), (C) the audited consolidated statement of assets, liabilities and partners’ capital, the consolidated statement of revenues and expenses, the consolidated statement of partners’ capital, the consolidated statement of cash flows, and the notes to consolidated financial statements of Energy and Quail Ranch as of December 31, 2006, accompanied by the report thereon of Davis, Kinard & Co., P.C., Certified Public Accountants (“Other 2006 Financial Statements”), (D) the unaudited balance sheets of Energy and Quail Ranch at December 31, 2007 together with the unaudited statement of income for the year ended December 31, 2007 (the “Other 2007 Financial Statements”), (E) the unaudited balance sheets of Aguasal, Aguasal Management and Aguasal LP as of December 31, 2006, together with the related statements of income for the year ended December 31, 2006, the unaudited balance sheets of Aguasal, Aguasal Management and Aguasal LP as of December 31, 2007, together with the unaudited statements of income for the year ended December 31, 2007 (the “Aguasal Financial Statements”), and (F) the unaudited cash basis consolidated balance sheets of Holding, Henry Operating and Henry Petroleum, Energy, and Quail Ranch, and the unaudited consolidating balance sheets of Aguasal, Aguasal Management and Aguasal LP as of April 30, 2008 (“Interim Balance Sheets”). Items (A) through (F) in this Section 3.1(j) collectively are referred to herein as the “Company Financial Statements.” The Company Financial Statements are all prepared on an income tax basis, not GAAP. Except as set forth in Schedule 3.1(j), as of the date of this Agreement, there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of any Company other than (W) liabilities adequately reflected or reserved against in the Interim Balance Sheets, (X) liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2008, (Y) any such liabilities which would not be required to be presented in financial statements or the notes thereto prepared in conformity with financial statements prepared on an income tax basis, in a manner consistent with past practice, in the preparation of the Company Financial Statements and which, individually or in the aggregate would not reasonably be expected to have a material adverse effect on the any Company, or (Z) liabilities otherwise disclosed on Schedule 3.1(j) or expressly permitted by this Agreement. The Company Financial Statements, including the notes thereto, were prepared on an income tax basis, applied on a consistent basis throughout the periods covered thereby and the Henry 2006 Financial Statements and the Other 2006 Financial Statements fairly present the financial position of the Companies covered thereby at the dates thereof and the results of the operations of the Companies covered thereby for the periods indicated in accordance with income tax basis accounting.
     (k) Charter Documents, Regulations, Bylaws, etc. The copies of the Organizational Documents, the minute books, stock certificate books, stock transfer books and equity ledgers of each Company have been delivered to Purchaser and are true, complete and correct.
     (l) Investments in, and Payments to Certain Persons; Powers of Attorney. Except as set forth on Schedule 3.1(l), neither any Company nor any Seller (or any Affiliate of any Company or Seller on behalf of a Company), has made any exchanges, barter arrangements, loans or advances or otherwise extended credit to any directors, officers, agents, employees, consultants or shareholders of any Company, or any of their respective Affiliates, since April 30, 2008, and any such exchanges, barter arrangements, loans, advances or extensions of credit existing before April 30, 2008 will have been repaid as of Closing or distributed to the Excluded Companies except as set forth in Schedule 3.1(l). Except as set forth in Schedule 3.1(l), there are no powers of attorney outstanding by any Company in favor of any other Person. Except as set forth in Schedule 3.1(l), since April 30, 2008, there has not been paid or been committed to be paid to or for the benefit of any of the directors, officers, agents, employees, consultants or representatives of any Company anything other than fees (including directors’ fees), wages, salaries, commissions, bonuses and expense reimbursements, in each case at the rates (subject to normal raises) and in accordance with each Company’s past practices.
     (m) Taxes and Tax Returns. Except as set forth on Schedule 3.1(m) hereof:
     (i) Each member of the Company Group has duly filed all Tax Returns required to be filed by it with the appropriate Governmental Authority, all of which properly reflect the Taxes owed by such member of the Company Group for the periods covered thereby, and each member of the Company Group has timely paid all Taxes owed by it, whether or not shown to be due on a Tax Return, and including without limitation any and all deposits required by law to be made by it with respect to employees’ withholding Taxes.
     (ii) Neither a Seller nor any member of the Company Group has received any written notice of unresolved assessment or deficiency or proposed assessment by any taxing authority and there is no pending tax examination of or tax claim asserted against any member of the Company Group or any of their respective properties or assets. To the Knowledge of Sellers and the Company Group, no claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There is no tax lien on any of the properties or assets of any member of the Company Group, except for inchoate liens for Taxes not yet due and payable. There are no outstanding contracts or waivers extending the statutory period of limitation applicable to (A) the filing of any Tax Return by or with respect to, or (B) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any member of the Company Group for any taxable period.
     (iii) No member of the Company Group has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any member of the Company Group.
     (iv) No member of the Company Group will be required to include in any period ending after December 31, 2007, any income that accrued in a prior period but was not recognized in any prior period or in calculating the Agreed Net Working Capital Distribution as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting, the cash method of accounting, an open transaction disposition made on or prior to April 30, 2008 or a prepaid amount received prior to April 30, 2008. No member of the Company Group will be required to include an amount in income as a result of a prior distribution otherwise qualifying for nonrecognition of gain or loss under Section 355 of the Code as a result of the transactions contemplated by this Agreement.
     (v) No member of the Company Group is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract (other than obligations resulting from the sharing of profits and losses pursuant to tax partnerships under the agreements identified in Schedule 3.1(g), and the transactions contemplated by this Agreement will not give rise to any obligation to indemnify any other Person for Taxes (as a result of a technical termination of a partnership pursuant to Section 708(b)(1)(B) or otherwise).
     (vi) No member of the Company Group has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any member of the Company Group for any taxable period ending after the Tax Apportionment Date.
     (vii) Since 2001, no member of the Company Group is, or has ever been, a member of an affiliated, consolidated, combined, unitary or similar group for federal, state or local Tax purposes that includes any Person that is not a member of the Company Group, and no member of the Company Group has any liability for the Taxes of any Person that is not a member of the Company Group, except with respect to the split off of Summit Petroleum Management Corporation, f/k/a/ Team Operating Corporation pursuant to Code Section 355.
     (viii) From and at all times since their respective organization dates, (A) each of HELP, Henry Operating, Henry Capital, Energy, Quail Ranch, Aguasal Management and Aguasal LP have been classified as either a partnership or a disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and (B) Aguasal has been classified as an “S” corporation. Since January 1, 2000, Holding and Henry Petroleum have been classified as “C” corporations. All Tax Returns have been prepared in a manner consistent with the foregoing.

     (ix) No member of the Company Group has ever (A) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (B) claimed any deduction, credit, or other tax benefit by reason of participation in any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (C) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1.
     (x) No material property of any member of the Company Group, including uncashed checks (including royalties), non-refunded overpayments, or unclaimed deposits, is subject to escheat to any state or municipality under any applicable escheatment or unclaimed property laws.
     (xi) As of the Closing, none of the Sellers nor any member of the Company Group will have in force a power of attorney with respect to any matter relating to Taxes that could affect a member of the Company Group.
     (n) Legal Proceedings, Etc. Except as shown on Schedule 3.1(n), there are no actions, suits or proceedings, arbitrations or material disputes, claims, audits or investigations, whether administrative, judicial or otherwise, (i) pending or, to the Knowledge of any Company or Seller, threatened, by or against or affecting any Property operated by a Company or a Company, or its business, or any of its assets or properties (excluding any Properties not operated by a Company), or (ii) to the Knowledge of any Company or Seller, pending or threatened by or against or affecting any Property not operated by a Company, in each case at law or in equity or otherwise, whether or not covered by insurance or the indemnity provisions of any Contract. None of the Companies or Properties operated by a Company, or to the Knowledge of any Company or Seller, none of the Properties not operated by a Company, is subject to or in default with respect to any indictment, order, injunction, decree, ruling or award of any arbitrator or Governmental Authority.
     (o) Properties.
     (i) The Property Letter includes substantially all Properties owned by the Companies as of the Effective Date, and there are no material Properties not included in the Property Letter.
     (ii) As of the Closing Date, the Companies will own the Properties set forth in the Property Letter free and clear of all Claims, other than Permitted Encumbrances. The execution and delivery of this Agreement and the Transaction Documents by the Companies and the consummation of the Transactions and compliance with the provisions hereof will not give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under or result in the creation of any Claim upon any of the Properties. No Approval from any Governmental Authority or Person is required with respect to any Property as a result of the execution and delivery of this Agreement and the Transaction Documents by the Sellers or the consummation by the Sellers of the Transactions.

     (p) Material Contracts.
     (i) Schedule 3.1(p)(i) sets forth a true and complete list of the following Contracts (each a “Material Contract” and collectively, the “Material Contracts”):
     (A) all joint operating or development agreements or similar Contracts that apply to Properties that, in the aggregate, represent not less than 95% of the aggregate Maximum Title Deficiency Amount;
     (B) all Contracts that pertain to the provision of drilling services to any Company;
     (C) all Contracts that concern the purchase and sale, gathering, transportation, compression or processing of Hydrocarbons or similar Contracts relating to or included in the Properties that are operated by a Company and that are (x) not terminable without penalty on ninety or less days notice or (y) can be reasonably expected to result in aggregate monthly revenues to the Companies of more than $10,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year;
     (D) any indenture, mortgage, loan, credit or sale leaseback or similar financial Contract to which any Company is a party or to which any Property is subject;
     (E) all leases (other than a Lease) under which any Company is the lessor or the lessee of real or personal property which lease (x) cannot be terminated by such Company without penalty or payment upon sixty or less days notice or (y) involves an annual base rental of more than $100,000;
     (F) all hedging or swap Contracts to which any Company or Seller is a party or by which any assets of any Company is bound;
     (G) all Contracts (other than the Organizational Documents of the Companies) granting any Person registration, purchase or sale rights with respect to any Shares or other equity securities of any of the Companies;
     (H) any employment, severance, retention, termination or consulting Contract or Plan between any Company and any other Person other than any consulting Contract that can be terminated by such Company without penalty or payment upon sixty or less days notice; and
     (I) all material insurance policies or binders under which any Company is insured.
     (ii) There exist no defaults by any Company under any Material Contract or, to the Knowledge of the Companies and the Sellers, by any other Person that is a party to such Material Contract, and no Company or Seller has received written notice of (A) any default under any Material Contract or (B) any other Claim under any Material Contract that would reasonably be expected to result in a material loss to a Company or the termination of such Material Contract. The Companies are in compliance with the material terms of all Material Contracts.
     (iii) There are no Contracts included in or affecting the Properties that (A) could materially restrict the ability of the Purchaser to use the Properties as historically used by the Companies and the Sellers; or (B) that could result in liability or cost to a Company (excluding liabilities or costs arising from actions taken by the Purchaser in the ordinary course of business after the Closing) in excess of $1,000,000.00 in the aggregate without providing to such Company an equal and corresponding economic benefit.
     (iv) True and complete copies (including all amendments thereto) of each Material Contract, other than the Specified Contracts, have been or will be made available to the Purchaser prior to or promptly following the date of this Agreement, and Seller will use commercially reasonable efforts to obtain the necessary consents to be able to make true and complete copies (including all amendments thereto) of each Specified Contract available to Purchaser prior to Closing.
     (q) No Changes. Except as set forth in Schedule 3.1(q) or otherwise expressly provided in this Agreement, since April 30, 2008, none of the Companies has done any of the following:
     (i) incurred any liabilities other than liabilities incurred in the ordinary course of business consistent with past practice (which shall be deemed to include the liabilities referred to in Section 3.1(q)(xi) below), or discharged or satisfied any lien or encumbrance, or paid any liabilities other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss;
     (ii) incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of the Shares or a Company, other than the liens, if any, for current taxes not yet due and payable and Permitted Encumbrances;
     (iii) amended its Organizational Documents or canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value outside the ordinary course of business, provided that the Organizational Documents of Energy have been or will be amended prior to Closing to provide that Henry is no longer guaranteeing any of Energy’s debt pursuant to Section 5.02(a) of the partnership agreement;
     (iv) to the Knowledge of the Companies, suffered any damage, destruction or loss, not covered by insurance, that adversely affects its business, operations, assets, properties or prospects, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required by the Companies to conduct its businesses and operations not covered by alternate arrangements on substantially the same economic terms or suffered any change in its financial condition or in the nature of its businesses or operations which has had or might have a material adverse effect on its business, operations, assets or properties;

     (v) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its officers or employees (excluding increases made to employees consistent with past practice), or made any increase in, or any additions to, other benefits to which any of its officers or employees may be entitled;
     (vi) changed any of the bookkeeping or accounting principles followed by it or the methods of applying such principles; made or rescinded any express or deemed election relating to taxes, settled or compromised any claim, action, suit, litigation, audit or controversy relating to taxes, or changed any of its methods of reporting income or deductions for federal or other income tax purposes from those employed in the preparation of the federal or other income tax returns or other returns for the taxable year ended December 31, 2007;
     (vii) merged or consolidated any of the Companies with any other Person, or acquired or disposed of any equity interests or business of any other Person other than the transfer of Shares from Securities to FIG and Henchild prior to the Closing;
     (viii) entered into any transaction other than in the ordinary course of business consistent with past practice;
     (ix) declared, set aside or paid any dividend on, or any other distribution with respect to the Shares;
     (x) entered into any employment, consulting, severance or indemnification agreement other than employment or consulting agreements in the ordinary course of business, entered into any agreement with respect to a retention or change in control bonus (nor amended any such agreement) with any of its employees or any other Person, nor incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;
     (xi) made or committed to make any single (or series of related) capital expenditures or capital additions or betterments in excess of $100,000.00 in the aggregate other than capital expenditures made in the ordinary course of business, including AFEs for well drilling operations, well reworking operatings, and inventory purchases in connection with well drilling operations entered into in the ordinary course of business;
     (xii) instituted or settled any material legal actions, suits or other legal proceedings; or
     (xiii) entered into any Contract to do any of the foregoing.
     (r) Employee Benefit Plans.
     (i) Schedule 3.1(r) sets forth a true and complete list of all Plans other than consulting agreements that have been entered into in the ordinary course of business and that can be terminated by a Company without penalty or payment upon sixty or less days notice. Each Plan is in writing, and, on or before the date hereof, Sellers have furnished to Purchaser true and complete copies of each of the following, to the extent applicable, with respect to each Plan: the most recent annual or other report filed with each Governmental Authority, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent financial statements, and the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service.
     (ii) Except for the Companies, there is no other trade or business, whether or not incorporated, that together with any Company would be a “single employer” within the meaning of Section 4001(b) of ERISA or under common control with such Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     (iii) The Companies do not contribute to, and have no obligation to contribute to, and no Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded by a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), no Plan provides or promises to provide retiree medical, dental or life insurance benefits to any current or former employee of any Company. Other than COBRA benefits, the Companies do not have any liability (whether direct or indirect) with respect to any plan of the type described in the preceding sentences of this paragraph.
     (iv) With respect to each Plan, the Companies have performed all obligations, whether arising by operation of applicable Law or by contract, required to be performed by them. Each Plan which constitutes an “employee benefit plan” within the meaning of Section 3(3) of ERISA may be unilaterally terminated in its entirety without liability except as to benefits accrued thereunder prior to such termination and subject to any limitations imposed under Section 409A of the Code. All contributions required to be made to the Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made. Each Plan has been established, documented, administered and operated in compliance with applicable legal requirements and its governing documents. All Plans that could be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code are in good faith compliance with such section, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due under such section.
     (v) Each Plan intended to be qualified under Section 401 of the Code (A) satisfies in form the requirements of such section except to the extent amendments are not required by applicable Law to be made until a date after the Closing Date, (B) has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service) regarding such qualified status, and (C) has not been amended or operated in a way that would adversely affect its qualified status. As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, but consummation of the Transactions and the resignations under Section 4.8 may constitute a partial termination.
     (vi) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Companies and the Sellers, threatened against, or with respect to, any Plan or its assets, and there is no matter pending (other than routine qualification determination filings) with respect to any Plan before any Governmental Authority.

     (vii) No act, omission or transaction has occurred which could result in imposition on any Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.
     (viii) Upon the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Plan or any other agreement that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.
     (ix) Except as provided in Section 2.3, the amendment to the 401(k) Plan to accelerate vesting and the accelerated vesting and payout of benefits under the Henry Petroleum Employee Retention Plan, the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require any Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan. Except as provided in Section 2.3, none of the Companies is a party to any agreement, nor has any Company established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for a Company upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
     (x) From and after the Closing, each of the Companies shall have no liability to any Person who is not a Retained Employee and who was a party as of the date of termination of such Person’s employment to any arrangement providing for the participation in any oil and gas property acquisition, ownership or development and maintained by any Company for the benefit of any current or former employees of a Company, except as to working interests conveyed to any such Person as of the date of this Agreement; provided, that the foregoing shall not apply to any working interest of a Person which is of record as of the date of this Agreement in the real property records of the subject county.
     (s) Labor and Employment Matters.
     (i) The Compensation Letter sets forth a true and complete list of all Business Employees as of the date hereof, and, for each such Business Employee, such schedule sets forth such Business Employee’s full name, job title, base salary or base wages, hire date, accrued vacation and location of employment. Each Business Employee is an employee of Henry Petroleum. The Compensation Letter also indicates (A) whether the Business Employee is actively employed or on a leave of absence, and, if the Business Employee is on a leave of absence, then the Compensation Letter indicates the nature of such leave, and (B) any commitment or agreement to increase after the date of this Agreement the total compensation or rate of total compensation or potential compensation (including, without limitation, bonus opportunities, incentive compensation, profit-sharing, pension benefits and other compensation) payable to each such Business Employee other than the Prior Bonus and the Cash Bonus. The

Compensation Letter sets forth, for each Business Employee, the amount of such Business Employee’s accrued vacation and sick leave as of January 1, 2008.
     (ii) No Company is a party to, or bound by, any collective bargaining agreement or any other contract with any labor union or representative of employees. There are no (A) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of the Companies and the Sellers, threatened against or involving any of the Companies, or (B) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Companies and the Sellers, threatened by or on behalf of any current or former employee or group of current or former employees of any of the Companies. To the Knowledge of the Companies, there has been no labor union organizing activity within the last five years relating to any of the employees of the Companies, and there is no union organizational campaign or representation petition or certification application currently pending with respect to any employee of the Companies or any of the Companies. To the Knowledge of the Companies and the Sellers, no union has applied to have any Company declared a related or successor employer pursuant to applicable Laws with respect to the employees of the Companies.
     (iii) Each employee of the Companies has provided all necessary documentation evidencing such employee’s authorization to legally work in the United States, and each Company has maintained such documentation in accordance with applicable legal requirements.
     (iv) The Companies are not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any current or former employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or fine with respect to any current or former employee or applicant for employment of a Company.
     (v) Since January 1, 2006, (A) the Companies have been and are in compliance with and have not triggered any requirements under the Workers Adjustment Retraining Notification Act with respect to the employees of the Companies and (B) the Companies have been and are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment discrimination, equal opportunity, affirmative action, workers’ compensation, pay equity, unemployment insurance, immigration and occupational and workplace safety and health. There are no outstanding claims, complaints, investigations or orders under any such applicable Laws that relate to any Company or any of the current or former employees of any Company. All amounts due or accrued for all salary, wages, bonuses, commissions, including any benefits under the Plans, have either been paid or are accurately reflected in the Company Financial Statements to the extent required to comply with financial statements prepared on an income tax basis.
     (t) Full Disclosure. No Company or Seller in connection with this Agreement or documents furnished hereunder has (i) knowingly employed any device, scheme or artifice to mislead or defraud Purchaser, (ii) knowingly made any untrue statements of a material fact or knowingly omitted any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (iii) knowingly engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Person.
     (u) Insurance. Schedule 3.1(u) contains a complete listing of each Company insurance schedule of directors’ and officers’ liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including any products liability and completed operations coverage, and workers compensation, in effect as of the date hereof. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and no Company has failed to give any notice or present any claim under such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as shown in Schedule 3.1(u): (i) there are no outstanding claims under any such policies or binders and, to the Knowledge of the Sellers and the Companies, there has not occurred any event that might reasonably form the basis of any claim against or relating to the Companies that is not covered by any such policies or binders and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received.
     (v) Brokers. No broker, finder or other Person is entitled to any broker’s, finder’s or similar fee, commission or expense to be paid by any Company or Purchaser in connection with the Transactions by reason of any action taken by the Companies or the Sellers.
     (w) Imbalances. Except for normal immaterial pipeline imbalances that are adjusted by the pipeline each month, there are no wellhead imbalances or other imbalances attributable to the Properties as of the Effective Time or as of the Closing Date that require payment or other consideration from any Company to a third party or for which any Company would otherwise be responsible.
     (x) [Intentionally Omitted]
     (y) Condition of Personal Property. All fixtures, facilities and equipment owned, leased or held for use by the Companies and that are reasonably necessary to conduct normal operations on the Properties are in an operable state of repair adequate to maintain normal operations in a manner consistent with the past practices of the Companies.
     (z) Plugging and Abandonment. Except as shown on Schedule 3.1(z), there are no Wells located on the Leases (i) with respect to which, to the Knowledge of the Sellers and the Companies, any Seller or any Company has received a written order from any Governmental Authority requiring, or any written Claim from any other Person requesting or demanding that, such Wells be plugged and abandoned, or (ii) that have been plugged and abandoned but have not been plugged and abandoned in accordance with applicable Contracts and the requirements of each Governmental Authority having jurisdiction over the subject Properties.
     (aa) Payout Balances. Schedule 3.1(aa) contains a complete and accurate schedule of the status of any “payout” balance due as of April 30, 2008, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.
     (bb) Royalties, Etc. (A) All royalties, overriding royalties and other burdens on production due with respect to the Properties have been timely and properly paid in accordance with the applicable Leases, will be timely and properly paid, or placed in suspense pending identification of the owners thereof or their location or the resolution of title defects related thereto and (B) all expenses relating to the ownership or operations of the Properties have been timely and properly paid or are pending payment and are within the payment terms set forth in the applicable operating agreement or other agreement concerning the Property. All revenue received by the Companies and the Sellers or their Affiliates, in their capacity as operator of the Properties, for the sale of Hydrocarbons attributable to any joint working interest owner’s interests in the Leases have been paid or is being held in suspense or will be timely and properly paid.
     (cc) Wells. To the Knowledge of the Companies, all Wells have been drilled and completed within the limits permitted by all applicable Leases or Contracts.
     (dd) Books and Records. All books, records and files of the Companies (including those pertaining to the Properties and other assets of the Companies, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Companies of the Properties and other assets. The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (x) transactions are accurately and promptly recorded; (y) transactions are executed in accordance with management’s specific or general authorization; and (z) access to their books, records and assets is permitted only in accordance with management’s general or specific authorization.
     (ee) No Written Notice of Adverse Environmental Conditions. None of the Sellers or the Companies have received written notice from any Person or Governmental Authority of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties that constitutes a violation of, interferes with or prevents compliance by Sellers, or after Closing, the Companies or Purchaser, with any Environmental Law that has not been fully and finally resolved consistent with applicable Laws and Contracts.
     (ff) Leases. The Leases are either (i) held by production or drilling or reworking operations in accordance with their terms, or (ii) currently within their primary terms. There is not any default in any obligation under any Lease that would reasonably be expected to have a material adverse effect on the ownership, operation, value or use of any Property. The Companies have not received any written notice of any breach or default of any Lease, nor, to the Knowledge of the Companies, has any Person threatened in writing any action to terminate, cancel, rescind or reform any Lease or any provision thereof.
     (gg) Bonds, Letters of Credit, etc. Schedule 3.1(gg) sets forth a true and complete list of all bonds, letters of credit, guaranties and similar instruments issued by any Company, Seller or their Affiliates and required by contract or applicable Law to be posted or otherwise tendered in order to own/and or operate any of the Properties.
     (hh) Affiliate Transactions. Schedule 3.1(hh) sets forth all services and assets owned, licensed to or otherwise held by any Seller or any Affiliate of such Seller (other than the Companies), that are or were made available or provided to or used by the Companies within the one-year period prior to the date of this Agreement or which may be required to operate the business of the Companies from and after the Closing Date consistent with past practices in the proceeding year. Except as set forth on Schedule 3.1(hh), (i) no Company is obligated to pay currently or in the future any amounts to any Seller or Affiliate of any Seller for services rendered to any of the Companies, and no Seller or any Affiliate of any Seller is obligated to pay currently or in the future any amounts to any Company and (ii) since April 30, 2008, no Company has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, any Seller or any Affiliate of such Seller or any director, officer, shareholder, member or partner thereof and no Company has sold, transferred or leased any real or personal property to any Seller or any Affiliate of any Seller, other than the Henry Holding Distribution and the Henry Energy Distribution.
     (ii) Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any Company, or for the ownership and operation, or continued ownership and operation, of any assets of any Company, for which the Companies do not hold valid and continuing authority in connection with the use thereof.
     (jj) Suspense Funds. Schedule 3.1(jj) sets forth a true and complete listing, as of April 30, 2008, of all proceeds from production attributable to the Properties held in suspense by any Company for any other Person.
     Section 3.2 Representations and Warranties of Purchaser. Purchaser hereby represents to the Companies and the Sellers as follows:
     (a) Formation and Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has requisite power and authority to carry on its business as now conducted, and to own and lease operate its properties and other assets as now owned or leased.
     (b) Authority; Enforceability. Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and any other Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all required actions of the Purchaser and no other actions on the part of the Purchaser are necessary to authorize and approve this Agreement, any other Transaction Documents and the Transactions. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies). At Closing, all Transaction Documents to be executed and delivered by the Purchaser shall have been duly executed and delivered by the Purchaser, and all Transaction Documents executed and delivered by the Purchaser constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).
     (c) No Violation; Consents. The execution and delivery of this Agreement and the Transaction Documents by Purchaser do not, and the consummation of the Transactions and compliance with the provisions hereof by Purchaser will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Claim upon any of the properties or assets of the Purchaser or any of its Subsidiaries under any provision of (A) the Organizational Documents of the Purchaser, (B) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement applicable to Purchaser or any of its subsidiaries or (C) assuming the consents, approvals, authorizations, permits, filings and notifications are duly and timely obtained or made, any federal, state or local or other governmental law or ordinance, or any order, writ, injunction, decree, rule or regulation of any court or other Governmental Authority applicable to the Purchaser, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, Claims, detriments, laws or orders that, individually or in the aggregate, have not had and could not reasonably be expected to (x) impair the ability of the Purchaser to perform its obligations under the Agreement in any material respect, or (y) delay in any material respect or prevent the consummation of any of the Transactions. No approval from any Governmental Authority is required by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the consummation by the Purchaser of the Transactions.
     (d) Brokers. No broker, finder or other person who is entitled to any broker’s, finder’s or similar fee, commission or expense to be paid by any Seller in connection with the Transactions by reason of any action taken by Purchaser.
     (e) Financial Capability. As of the Closing, Purchaser will have access to sufficient cash to consummate the Transactions and pay the Purchase Price at Closing as well as to consummate the purchase of the Along-side Interests as specified in Section 2.7, and immediately before and after consummation of the Transactions and the purchase of the Along-side Interests and payment of the First Bonus Installment, Purchaser will be solvent.
     (f) Investment Representation. Purchaser is acquiring the Shares from Sellers for its own account, for investment purposes only and not with a view to or for resale in connection with the distribution thereof except as permitted under the Securities Act and any other applicable securities laws.
ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.1 Conduct of Business of each Company. On and after the date hereof and prior to the Closing Date, and except as contemplated by this Agreement or as otherwise consented to by Purchaser in writing, each Company and each Seller shall cause each Company to conduct its business in the ordinary course consistent with past practice. With respect to any request from Sellers for Purchaser to consent to an exception to the covenants in this Section 4.1 (which request must be in writing and delivered to Purchaser in accordance with Section 8.2), Purchaser shall use commercially reasonable efforts to respond as promptly as practicable, but in any event within five (5) business days, to such request. If Purchaser does not respond to such request within such period of time, Purchaser shall be deemed to have consented to such request. Without limiting the generality of the foregoing, each Company will, and each Seller will cause each Company to:
     (a) not declare, set aside or pay any dividend or distribution, whether in cash, stock or property (or any combination in respect of their capital stock thereof), issue, sell, purchase, redeem or otherwise acquire or issue any rights to subscribe for, or warrants to purchase any shares of its capital stock or any other security of a Company; nor adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company or enter into or adopt any plan or agreement with respect to the foregoing, or make any other material change in the capitalization of such Company; nor split, combine or reclassify any of its Shares or other outstanding equity interests;
     (b) (i) not increase the rate or terms of compensation payable or to become payable by such Company to its directors, officers or employees, except increases occurring in the ordinary course of business in accordance with their customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), and (ii) not increase the rate or terms (including vesting status) of any bonus, insurance, pension or other employee benefit plan or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with their customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); provided, however, that the Companies shall be permitted to amend the Companies’ 401(k) plan in order to cause the acceleration of vesting of the matching awards made by the Companies effective immediately before the Closing;
     (c) not create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or create, incur or permit to exist any Claim on any Property or Company other than Permitted Encumbrances or inter-company loans to which the only parties thereto are the Companies;
     (d) operate, maintain and otherwise deal with the Properties in accordance with past practices and in accordance with applicable oil and gas Leases and other Contracts and applicable Laws and Approvals, and shall operate, maintain and otherwise deal with all assets of the Companies other than the Properties in accordance with past practices and in accordance with applicable Contracts, Laws and Approvals;
     (e) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees until Closing at their current rates of compensation, commissions and benefits and Retained Employees thereafter and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing;
     (f) (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect existing insurance policies and binders of such Company subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) when they become due and payable in accordance with their terms; (v) pay all wages and other compensation accrued by all employees of the Companies through the Closing Date when they become due and payable in accordance with the obligations of the Companies under any labor or employment practices and policies, or any collective bargaining agreement or other labor contract or individual agreement to which a Company is a party, or by which the Companies may be bound; (vi) comply in all material respects with the requirements of applicable laws, rules, regulations, permits and orders of any Governmental Authority and comply with and enforce the provisions of the Material Contracts, including paying when due all indebtedness, payables, rentals, royalties, expenses and other liabilities relating to its business or assets; and (vii) at all times preserve and keep in full force and effect its corporate or other legal existence and rights and franchises material to the performance by such Company of its obligations under this Agreement;
     (g) promptly advise Purchaser in writing of (i) the threat or commencement of any dispute, claim, action, suit, proceeding, arbitration or investigation against or involving such Company when the amount claimed is $25,000 or more in the aggregate; or (ii) the occurrence of any development (exclusive of general economic factors affecting business in general and the independent oil and gas business in general) of a nature that is or may be adverse to any Company’s financial condition or results of operations in any material respect;
     (h) use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of each Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date;
     (i) not (A) amend or assign its Organizational Documents except as referenced in Section 3.1(q)(iii), (B) amend any Lease in any material respect or any Material Contract in any material respect or (C) assign any Lease or Material Contract to any Person other than a Company except pursuant to contractual obligations to assign Leases or Material Contracts or portions thereof or rights thereunder in accordance with their terms as in existence as of the date of this Agreement, in each case other than assignments that would reasonably be expected to have a material adverse effect on a Company;
     (j) not make an equity investment in any other Person or acquire by merger or consolidation or purchase of equity interests any corporation, partnership, association or any other business organization or division thereof;
     (k) not make any change in any method of accounting or accounting principles;
     (l) not enter into any settlement of any material issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes for which any Company or Purchaser may have liability;
     (m) not terminate or voluntarily relinquish any permit, license or other authorization from any Governmental Authority or Person necessary for the conduct of the business of the Company or any Property, except in the ordinary course of business;
     (n) not establish, amend or terminate a Plan or any other employee benefit plan; nor enter into, amend or terminate any consulting, employment, severance, change of control, bonus, termination or similar Contract with any Person, other than in the ordinary course of business;
     (o) not make any loan to or enter into any transaction with any employee, officer or director of a Company, except for the payment of salaries, commissions and benefits to which all similarly situated employees are generally entitled or make any loan to any consultant of a Company;
     (p) not terminate the employment of any Business Employee other than for cause or hire any employee other than in the ordinary course of business;
     (q) not resign, transfer or otherwise voluntarily relinquish any control, possession of or right it has as of the date of this Agreement as operator of any Property;

     (r) not acquire any corporation, partnership or other business entity or any equity interest therein; nor sell, lease or sublease, transfer, farm out or otherwise dispose of or mortgage, pledge or otherwise encumber any Property (except for Permitted Encumbrances and sales of Hydrocarbons in the ordinary course of business); nor acquire any oil and gas interests or any other assets that have a value at the time of such acquisition of $50,000.00 or more in the aggregate (except that other assets with an aggregate purchase price of no more than $50,000.00, in addition to the other acquisitions authorized by this clause, may be acquired that are incidental to the business of the Companies and acquired in the ordinary course of the business of the Companies consistent with past practices); nor enter into any hedging or derivative Contracts (financial, commodity or otherwise); nor sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; nor make any loans, advances or capital contributions to, or investments in, any Person other than another Company; nor enter into any Contract or series of related agreements that would cause any Company to spend $50,000 or more or any other Contract not terminable by such Company that is a party thereto upon notice of 30 days or less and without penalty or other obligation; nor agree with any Person to limit or otherwise restrict in any manner the ability of any Company to compete or otherwise conduct its business; nor enter into any Contract with respect to any of the foregoing;
     (s) not incur any cost or expense for geophysical items including acquisition, processing, reprocessing or interpretation; nor make a capital expenditure or series of related capital expenditures of $100,000.00 or more, except in the ordinary course of business, including as ordinary course AFEs for well drilling operations, well reworking operations, and inventory purchases in connection with well drilling operations; nor assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; nor enter into any Contract with respect to any of the foregoing; or
     (t) not engage in any line of business in which it is not engaged as of the date hereof; nor enter into, or otherwise be a party to, any Contract relating to the voting, registration or transfer of any Shares or other securities of any Company.
     Section 4.2 HSR Filing. The Sellers and Purchaser shall file, if required, or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions. The Sellers and Purchaser shall jointly consult as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. All filing fees shall be shared equally by Purchaser on the one hand, and Sellers, on the other hand.
     Section 4.3 Access to Information. Between the date of this Agreement and the Closing Date, each Seller and Company will, during normal business hours, (i) give the Purchaser and its authorized representatives reasonable access to the facilities and Properties and all books, records, offices and other facilities and properties of such Company, (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request, including the performance of sampling and testing of facilities, soils and other substances, (iii) give the Purchaser the opportunity to discuss the business of the Companies with such officers, directors, accountants, consultants and counsel of the Companies as the Purchaser deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Companies and Properties and (iv) cause its employees to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of such Company as

Purchaser may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of such Company. Except for the representations and warranties contained in this Agreement, each Seller and each Company makes no warranty or representation of any kind as to the books and records or any information contained therein or the completeness thereof. Purchaser agrees that any conclusions drawn from the books and records shall be the result of its own independent review and judgment. From the Closing Date for a period of three (3) years thereafter, Purchaser will provide Sellers with reasonable access during regular business hours to inspect and/or copy all books, records, operating data and other information generated or obtained by the Companies prior to the Closing Date and pertaining to the operation of the Companies, as may be reasonably necessary for the Sellers to conduct or tend to their business affairs.
     Section 4.4 Cooperation in Connection with Regulatory Filings. From and after the date hereof, Sellers shall, and shall cause the Companies and their respective Affiliates and advisors and representatives to, provide reasonable cooperation, at Purchaser’s expense, to Purchaser, its Affiliates and their representatives in connection with any regulatory filings, tax filings, other filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission (the “SEC”), including the filing by Purchaser with the SEC of one or more registration statements to register any securities of Purchaser under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by Purchaser under the Securities Exchange Act of 1934 (the “Exchange Act”, and together with the Securities Act, the “Securities Laws”) (collectively, the “Filings”). Further, from and after the date hereof, the Sellers agree to make available to Purchaser and its Affiliates and their representatives any and all books, records, information and documents that are related to the Companies and are in Sellers’ or their Affiliates’ possession reasonably required by Purchaser, its Affiliates and their representatives in order to prepare for Purchaser or its Affiliates, if required, in connection with such Filings, financial statements of the Companies meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Companies required to complete any audit associated with such financial statements. Without limiting the generality of the foregoing, Sellers shall, and shall cause their employees, consultants and Affiliates to, use their respective commercially reasonable efforts to cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements, balance sheet and statement of cash flows of the Companies that Purchaser requires to comply with the requirements of the Securities Laws with respect to any Filings. Purchaser shall reimburse Sellers and/or the Companies for all costs incurred by any of them in assisting Purchaser, its representatives and Purchaser’s Auditor.
     Section 4.5 Consent from Third Parties. Each Seller and each Company will use their respective commercially reasonable efforts to acquire the written consent from all third parties to Contracts with respect to which the consummation of the Transactions or the compliance with this Agreement, could reasonably be expected to result in, or cause a default, or constitute an event of default (or an event which the giving of notice or the passage of time could cause a default or event of default), or otherwise cause any Company to be in breach of, or unable to perform under, such Contracts, or grant any other party thereto the right to modify or terminate such Contract or the performance of any Company thereunder. Each Seller and each Company shall use commercially reasonable efforts to obtain the consent from all relevant Persons to allow the Purchaser and its representatives to review all Contracts with respect to which the consummation of the Transactions or the compliance with this Agreement, could reasonably be expected to result in, or cause a default, or constitute an event of default (or an event which the giving of notice or the passage of time could cause a default or event of default), or otherwise cause such Company to be in breach of, or unable to perform under, such Contracts, or grant any other party thereto the right to modify or terminate such Contract, or alter the conduct of business thereunder by the parties prior to the date of this Agreement. Each Seller and Company shall cooperate with the Purchaser, and vice versa, in the execution and filing of all notices, forms and agreements as may be necessary to obtain any consent or approvals of any Governmental Authority that may be necessary or appropriate to effectuate the Transactions, including any consents or approvals relating to any permits, licenses or registrations held by the Companies or required for the operation of the Properties. Purchaser agrees to use commercially reasonable efforts to assist Sellers to obtain any such consents to the extent reasonably requested by Sellers or Companies.
     Section 4.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable, under applicable laws and regulations to fulfill its obligations under this Agreement and to consummate and make effective the transactions.
     Section 4.7 Public Announcements. Prior to Closing, Sellers and Purchaser will consult with each other before issuing any press release or otherwise making any written statements with respect to this Agreement and the Transactions, and neither Sellers, the Companies nor Purchaser shall issue any such press release or make any such written public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Purchaser may make any public disclosure required by applicable law or stock exchange rule (in which case Purchaser shall use reasonable efforts to advise Sellers and give Sellers an opportunity to comment on the proposed disclosure prior to making the disclosure).
     Section 4.8 Resignations; Releases. Each of the Persons identified as officers of the Companies on Schedule 4.8 shall tender to Henry Petroleum prior to the Closing Date written resignations from such positions and their employment with the Companies as of the Closing Date, together with a release of all claims against the Companies and the Purchaser in a form reasonably satisfactory to Purchaser. In addition, the Sellers and the Companies shall use reasonable best efforts to obtain from the Persons identified as employees of the Companies on Schedule 4.8 prior to the Closing Date written resignations of their employment with the Companies as of the Closing Date, together with a release of all claims against the Companies and the Purchaser in a form reasonably satisfactory to Purchaser. Sellers acknowledge that certain of their Affiliates intend to employ the Persons identified on Schedule 4.8 and, in connection with their employment by one or more of such Affiliates, to offer such Persons a bonus arrangement substantially similar to the Cash Bonus described in Section 2.3. In the event that a Person identified on Schedule 4.8 refuses to execute and deliver to Henry Petroleum the release contemplated by this Section 4.8, Sellers agree not to offer such bonus arrangement to such Persons. Sellers and the Companies also agree to use reasonable best efforts to obtain (i) from each of the employees who is intended to receive a Cash Bonus, an executed and delivered Employee Letter Agreement prior to the Closing Date and (ii) from each of the independent contractors identified in the Compensation Letter, an executed and delivered release contemplated by Section 2.3 prior to the Closing Date. It is the intention of the parties that the resignation of the employees pursuant to Section 4.8 will not adversely affect such employees with regard to obtaining the benefits of vesting in Plans (including permitted actions under Section 4.1(b)) that would have occurred if such employees had remained employed by the Companies immediately after Closing, and the parties agree to take such actions as are reasonably necessary to cause such vesting to occur.
     Section 4.9 Name Change. Purchaser agrees to transfer and assign or permit Henry Petroleum to transfer and assign the Henry Petroleum logo trademark to Sellers at Closing, including all registrations listed on Schedule 4.9. Sellers agree to grant a limited license to use the Henry logo and trademark to Purchaser until December 1, 2008; provided, however, that such limited license shall continue beyond December 1, 2008 solely to allow Purchaser to use the Henry logo and trademark on all signs in existence in field operations at the time of Closing until March 31, 2009, by which time Purchaser shall have replaced all signs that use the “Henry” name. Purchaser agrees to transfer all operations and permits in the Companies to Purchaser’s name no later than December 1, 2008. Purchaser agrees to change the legal name of Henry Petroleum LP by December 31, 2008 to another name not including the name “Henry” and to coordinate that name change with Sellers so that they may file a Certificate of Formation for an entity using that name. By March 31, 2009, Purchaser will stop all use of the “Henry” name in any public form or fashion other than in the context of reporting Purchaser’s historical results of operations or otherwise describing this Transaction. All other Companies names will be changed to entity names that do not include the “Henry” name no later than March 31, 2009.
     Section 4.10 Employment Matters. Purchaser agrees that, for a period of two years following the Closing Date, it or one of its Affiliates (including the Companies) will offer to continue the employment of each Retained Employee in the same city of their employment as of immediately prior to the date of this Agreement at a position performing generally similar work activities and job function. The parties acknowledge that the overall job responsibilities of a Retained Employee may be adjusted from time to time during such two year period based upon the organizational and operating structure of Purchaser and its Affiliates and based upon the overall job performance and capabilities of the Retained Employee. Notwithstanding the foregoing, Purchaser or one of its Affiliates shall have the right during such two-year period to terminate the employment of any Retained Employee. In the event that Purchaser or one of its Affiliates terminates the employment of a Retained Employee during the two-year period following the Closing Date for any reason other than for cause (as such term is defined in the Employee Letter Agreement), Purchaser agrees (i) to pay to such terminated Retained Employee, in a lump-sum payment (less applicable withholding taxes and subject to any deferral of the time of payment necessary to satisfy the requirements of Section 409(a)(2)(B)(i) of the Code), (A) the amount of the base salary or wages, if any, that would have otherwise been owed to such Retained Employee from the date of termination of employment until the second anniversary of the Closing Date and (B) any portion of the Cash Bonus that has not yet been paid and (ii) to provide, from the date of termination until the second anniversary of the Closing Date, such terminated Retained Employee with medical benefits consistent with those provided to similarly situated employees of Purchaser and its Affiliates who have not terminated employment. In the event that the employment of a Retained Employee is terminated due to death or disability (as such term is defined in the Employee Letter Agreement), Purchaser agrees to pay to such Retained Employee, in a lump-sum payment (less applicable withholding taxes and subject to any deferral of the time of payment necessary to satisfy the requirements of Section 409(a)(2)(B)(i) of the Code) any portion of the Cash Bonus that has not yet been paid. Each Retained Employee shall be provided with substantially similar benefits afforded to similarly situated employees of Purchaser and its Affiliates; provided, however, that in no event shall the base salary or base wage, as applicable, of a Retained Employee be less than the base salary or base wage, as applicable, of such Retained Employee in effect immediately prior to the date of this Agreement, except to the extent of any salary reduction generally applicable to all employees of Purchaser. Accrued and unused vacation and sick leave of each Retained Employee shall be honored by Purchaser and all seniority and vesting earned by such Retained Employee prior to the Closing Date and recognized by the Companies shall be credited by Purchaser to the extent applicable under Purchaser’s employee benefit plans for eligibility and vesting purposes and for benefit determination purposes under any applicable vacation, sick leave, or severance benefit program, and Purchaser shall approve any amendments necessary of Purchaser’s employee benefit plans to give effect to the foregoing.
     Section 4.11 Parachute Payments. The parties to this Agreement acknowledge that a portion of the payments and benefits to be provided to certain employees and directors of the Companies in connection with the Transactions may constitute “parachute payments” under Section 280G of the Code unless shareholder approval of such payments is obtained in a manner that satisfies the requirements of Section 280G(b)(5) of the Code. Notwithstanding anything to the contrary in this Agreement, subject to the prior review and approval of Purchaser, Sellers shall cause the Companies to seek such shareholder approval in such manner and the Companies may take any and all actions reasonably necessary to secure such approval. At least five days prior to the Closing Date, Sellers shall provide to Purchaser an original, fully executed copy of all shareholder consents obtained pursuant to the provisions of this Section 4.11.
     Section 4.12 Non-Competition; Non-Solicitation. Each Seller expressly covenants and agrees that:
     (a) for a period of two years from and after the Closing Date, each Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit, own, or participate in any of the Properties, but this restriction does not prohibit a Seller from acquiring oil, gas and/or mineral leases, oil and gas leases, contracts, agreements and/or other interests to explore for and/or develop Hydrocarbons in lands where Purchaser has allowed Leases covering those lands or interests in lands or Properties to expire according to their terms for any reason; and
     (b) for a period of two years from and after the date of this Agreement, each Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit or contact with a view to the engagement or employment of any Retained Employee, but this restriction specifically does not include (i) a prohibition on a Seller hiring a Retained Employee who independently responds to a general advertisement for employment without the Seller having directly or indirectly solicited this response, (ii) a prohibition on a Seller directly soliciting or hiring the Retained Employee who has a brother who is expected to be employed by Seller or one of its Affiliates immediately after the Closing, or (iii) a prohibition on a Seller from soliciting or hiring a Retained Employee who at the time he is solicited and hired by Seller is employed by a Person other than Purchaser or its Affiliates.
     (c) Other than the specific restrictions contained in clauses (a) and (b) above, each Seller shall have no other express or implied limitations as to competition with the Purchaser from and after the date of this Agreement.
     (d) In the event any Seller breaches Section 4.12(a) of this Agreement, Purchaser shall have the right, which right shall be exercisable for a period of 30 months from and after the Closing Date, to cause Seller or its Affiliate to sell, transfer and assign to Purchaser the interest in the Property that was acquired by Seller or its Affiliate in violation of Section 4.12(a) at a price equal to (i) the price paid by such Seller or its Affiliate for such interest in the Property, (ii) plus, any capital expenditures made by such Seller or its Affiliate with respect to such interest in such Property, and (iii) minus, any revenues (net of normal operating expenses) received by such Seller or its Affiliate from such interest in such Property.
     Section 4.13 Tax Matters.
     (a) Other than the 2008 Short Period Consolidated Tax Returns, Sellers shall prepare or cause to be prepared any and all Tax Returns for a member or members of the Company Group covering a Tax period ending on or before the Closing Date. Not later than 30 days prior to the due date (including extensions) or proposed date of filing (if earlier) of each such Tax Return, Sellers shall deliver a copy of such Tax Return to Purchaser for its review and comment. Sellers shall make any changes to each such Tax Return reasonably requested by Purchaser, with any disputes resolved by a mutually acceptable, nationally recognized, independent accounting firm, and shall deliver a final draft of such Tax Return to Purchaser prior to the due date for filing such Tax Return. To the extent any member of the Company Group is required to execute and/or file any such Tax Return after the Closing Date, Purchaser shall cause such Tax Return (reflecting all agreed or finally determined changes) to be filed upon receipt thereof. All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law.
     (b) Purchaser shall prepare the 2008 Short Period Consolidated Tax Returns and any Tax Returns due for or with respect to a member or members of the Company Group for a Tax period that includes but does not end on the Closing Date. Not later than 30 days prior to the due date (including extensions) or proposed date of filing (if earlier) of each such Tax Return, Purchaser shall deliver a copy of such Tax Return to Sellers for its review and comment. Purchaser shall make any changes to each such Tax Return reasonably requested by Sellers to the extent such changes would affect the amount of Taxes for which Sellers are responsible pursuant to Section 4.13(c), with any disputes resolved by a mutually acceptable, nationally recognized, independent accounting firm, and shall deliver a final draft of such Tax Return to Sellers prior to the due date for filing such Tax Return. All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law.
     (c) With respect to any Taxes due from Purchaser or its Affiliates (including a member or members of the Company Group after the Closing Date) (i) for a Tax period ending on or before December 31, 2007 (including for this purpose any such period for which the income, receipts or other base of Tax is measured even if the right to do business for a different period is secured by reason of such payment of Taxes), or (ii) as a result of (A) the transactions contemplated by Section 2.8 (to the extent the amount of such Taxes exceeds 36% of the value of the properties and assets set forth on Schedule 2.8(a)), (B) the transactions contemplated by Section 2.9, (C) any breach of the representations or obligations set forth in Section 3.1(m), (D) any breach of the representations or obligations set forth in Section 4.1 (including, solely for this purpose, Taxes resulting from transactions occurring at any time from January 1, 2008 through the Closing Date that would be in breach of such covenant but for the fact they occur prior to the date hereof) or (E) any breach of the representations or obligations set forth in Section 4.11, Sellers shall pay the amount of such Taxes (as set forth on the applicable agreed or finally determined Tax Returns relating thereto or as otherwise agreed by the parties or finally determined by a mutually acceptable, nationally recognized, independent accounting firm) to Purchaser on or before 10 days prior to the due date therefor, and shall otherwise agree promptly to reimburse Purchaser and its Affiliates for their costs to the extent they are later obligated to pay such Taxes.
     (d) In the event the 2008 Short Period Consolidated Tax Return reflects a net operating loss for U.S. federal income tax purposes, the parties acknowledge and agree that Purchaser shall be entitled to prepare and cause to be filed an amended return for the Holding Consolidated Group for a prior year or years claiming a refund of Taxes resulting from the carryback of such net operating loss and, as between Purchaser and Sellers, Purchaser shall be entitled to receive and retain any refund or other Tax benefit obtained as a result of such carryback notwithstanding any subsequent adjustments pursuant to any audit of the Tax Returns for such prior years. Purchaser shall not and shall cause its Affiliates not to (in each case without the prior consent of Sellers and except as required by applicable Law) amend any Tax Return, or waive or extend any statute of limitations for a Tax period ending on or before or including the Closing Date, if such amendment, waiver, or extension would increase the amount of Taxes payable by any Seller or any member or members of the Company Group for which Sellers are obligated to reimburse Purchaser hereunder.
     (e) Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any audit, litigation or other proceeding with respect to Taxes and Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Sellers and Purchaser further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any member of the Company Group (including with respect to the Transactions). Sellers and Purchaser further agree, upon request, to provide the other party with all information regarding the members of the Company Group that either party is required to report to any Governmental Authority.
     (f) With respect to any Company Group member that is classified as a partnership for U.S. federal income tax purposes, Sellers and Purchaser agree, for U.S. federal income tax purposes, to treat Purchaser’s purchase of the Shares of such entity in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. Specifically, such acquisition will be treated (1) by Seller as if it had sold its Shares in such entity to Purchaser and (2) by Purchaser as if it had purchased the assets of such entity.
     (g) Within 30 days after the Closing Date, Purchaser and Sellers shall use commercially reasonable efforts to prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price and other consideration paid for the Shares, as adjusted pursuant to the terms of this Agreement and taking into account such further adjustments as required for applicable Tax purposes, among the Shares and further among the assets of any member of the Company Group treated as a partnership for U.S. federal income tax purposes in accordance with Section 751 and the requirements of Treasury Regulation § 1.1060-1, as applicable. If the parties are able to agree on such allocation within such time period, the parties shall report and file all Tax Returns consistent with the Allocation Schedule and shall take no Tax position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority).
     (h) Within 90 days after the Closing Date, Sellers shall determine the amount of any additional Taxes due from Sellers in the event of an election under Section 338(h)(10) of the Code with respect to Purchaser’s acquisition of Aguasal and shall notify Purchaser of such amount. Within 30 days thereafter, Purchaser shall notify Sellers whether it desires for an election under Section 338(h)(10) of the Code to be made with respect to its acquisition of Aguasal, and if so, shall pay to Sellers an amount equal to the amount of such additional Taxes as determined pursuant to the preceding sentence. Failing such notification by the 120th day after the Closing Date, no such election shall be made with respect to such acquisition and Purchaser shall destroy the Section 338(h)(10) Election Forms received from Sellers at Closing.
     (i) The parties agree that the Purchase Price is inclusive of all applicable sales or use Taxes applicable to the purchase and sale of the Shares, and any other transfer gross receipts, registration, and similar Taxes (including real estate transfer Taxes) (collectively, “Transfer Taxes”), if any, that are payable by any party hereto or any member of the Company Group arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Sellers and 50% by Purchaser.

     Section 4.14 No Solicitation of Transactions.
     (a) At any time subsequent to the date of, and prior to termination of this Agreement under Article VI, the Sellers and Companies shall not, directly or indirectly, through any officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representative retained by, the Sellers, Companies or any of their respective Affiliates (each a “Seller Representative”) (i) solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the submission of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any Person other than the Purchaser (a “Third Party”), or (ii) engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. Any Seller or Company shall immediately communicate to the Purchaser the material terms of any written proposal (and the identity of the Person making such proposal) which it may receive, and such Seller or Company shall promptly deliver a copy of such proposal to the Purchaser. The Sellers and Companies agree not to release any Third Party from, or waive any provision of, any confidentiality agreement to which any Company is a party.
     (b) Upon execution by the Sellers and Companies of this Agreement, each Seller Representative will terminate any solicitations, encouragement, activities, discussions and negotiations with any Person other than the Purchaser conducted heretofore by the Sellers, Companies or any Seller Representative with respect to any Acquisition Proposal until the earlier of Closing or termination of this Agreement pursuant to Article VI.
     Section 4.15 Notification of Certain Matters. The Sellers, the Companies and the Purchaser shall each give prompt written notice to the other of (a) the occurrence, or failure to occur, of and shall provide accurate and complete copies of any and all information relating to, any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) the failure of such, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. A notifying party under this Section 4.15 shall use all commercially reasonable efforts to cure, before the Closing, any occurrence of (a) or (b) in the proceeding sentence. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
     Section 4.16 Confidentiality. Sellers agree that until March 31, 2010, any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Properties or the Companies shall be maintained in confidence and shall not be divulged by the Sellers or their respective Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 4.16) or as required by applicable Laws, including applicable securities laws and regulations; provided, before any Sellers or any of their respective Affiliates discloses any of the foregoing as may be required by applicable Laws, such Person shall give the Purchaser reasonable advance notice to the extent practicable and give Purchaser an opportunity to take such reasonable actions to minimize the required disclosure. In the event this Agreement is terminated for any reason, the parties hereto acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. For purposes of clarity, Purchaser acknowledges that any environmental reports or analysis conducted by Purchaser on the Properties between the date of this Agreement and the Closing or termination of this Agreement shall constitute “Confidential Information” for purposes of the Confidentiality Agreement and Purchaser shall convey any environmental reports to Sellers promptly following termination, and shall convey any other due diligence materials that constitute

Confidential Information to the Sellers upon request, in each case in the event that this Agreement is terminated pursuant to Article VI.
     Section 4.17 Releases and Termination. At the Closing, each of the Sellers and the Companies will execute mutual releases from any and all obligations (including indemnification obligations) and Claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all damages, whether such obligations, Claims or damages arise in tort, contract or statute, including obligations, Claims or damages (a) arising under each Company’s Organizational Documents and (b) relating to actions or omissions of any Company or any Seller, or any acts or omissions of the managers, directors, shareholders, officers or members (former or present) including those committed while serving in their capacity as managers, shareholders, directors, officers, members, employees or similar capacities of any Company, and including in each case any and all Claims which such Seller does not know or suspect to exist in his, her or its favor as of the date hereof or as of the Closing or any Claims that a Company may have against a Seller. Notwithstanding anything herein to the contrary, nothing in this Section 4.17 or the release contemplated herein shall limit in any way the right of Purchaser or any Purchaser Indemnified Party to enforce this Agreement or seek damages permitted by this Agreement, including the right to indemnification contemplated by Article VII or any right of the Sellers to seek indemnification under Article VII. Effective upon the Closing, each Seller waives any preemptive rights that he may have, or ever had, with respect to any interest in the Companies and waives any right such Seller may have under the Companies’ Organizational Documents or otherwise to acquire any interest in the Companies being transferred pursuant to, or as contemplated by, this Agreement or any transfer that occurred prior to the date hereof. THE RELEASES WILL APPLY TO ALL CLAIMS, AND THE SELLERS AND THE COMPANIES WILL AGREE TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH PARTY MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     Section 4.18 Identity of Purchaser. Sellers are contracting for the sale of the Shares to Purchaser, a Delaware corporation. Therefore, Purchaser covenants and agrees that it will not assign this Agreement to any Affiliate or Subsidiary or permit any Affiliate or Subsidiary to pay the Purchase Price to Sellers unless such Affiliate or Subsidiary is a corporation or limited liability company not organized under the laws of the State of Texas.
     Section 4.19 Representations and Warranties of Sellers. Purchaser and the Sellers acknowledge and agree that:
     (a) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3.1, SELLERS EXPRESSLY DISCLAIM AND MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTIES OR THE COMPANIES; (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (iii) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE

PROPERTIES, (v) UPON CLOSING, TITLE TO THE PROPERTIES; (vi) UPON CLOSING, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (viii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO PURCHASER BY SELLERS OR COMPANIES.
     (b) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3.1: (i) SELLERS EXPRESSLY DISCLAIM ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO THE OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE OF THE PROPERTIES; (ii) ALL WELLS, MACHINERY, EQUIPMENT AND FACILITIES ON THE PROPERTIES AND APPURTENANT THERETO, ARE BEING CONVEYED BY SELLERS AND COMPANIES AND EXPRESSLY ACCEPTED BY PURCHASER UPON THE CLOSING “AS IS” “WHERE IS” AND “WITH ALL FAULTS AND WITHOUT WARRANTY”; AND (iii) SELLER DOES NOT WARRANT THE PROPERTIES TO BE FREE FROM DEFECTS, LATENT OR APPARENT, AND UPON THE CLOSING PURCHASER EXPRESSLY AND SPECIFICALLY WAIVES ANY CLAIM FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON CONDITION OR MERCHANTABILITY OF THE PROPERTIES. THE FOREGOING WAIVER OF WARRANTY, SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE, EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE PROPERTIES ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT PURCHASER WOULD NOT HAVE CONSUMMATED THIS TRANSACTION HAD PURCHASER KNOWN OF THE DEFECT(S).
     (c) PURCHASER ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON (A) THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AND COMPANIES IN THIS AGREEMENT, (B) PURCHASER’S OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE PROPERTIES AND THE COMPANIES, (C) ITS OWN EXPERTISE AND JUDGMENT AND THE ADVICE AND COUNSEL OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL AND GEOPHYSICAL AND OTHER ADVISORS AND CONSULTANTS (AND NOT ON ANY COMMENTS OR STATEMENTS OF SELLERS OR COMPANIES OR ANY REPRESENTATIVES OF, OR CONSULTANTS OR ADVISORS ENGAGED BY, SELLERS OR COMPANIES EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS AGREEMENT), AND (D) PURCHASER’S OWN DETERMINATION BASED ON ITS DUE DILIGENCE INVESTIGATION OF THE PROPERTIES THAT, UPON THE CLOSING, IT WILL BE FULLY SATISFIED WITH THE CONDITION OF THE PROPERTIES AS PROVIDED IN THIS AGREEMENT. SELLERS, COMPANIES AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS DISCLAIMER AND WAIVER OF WARRANTY.
     Section 4.20 Transition Agreement. From and after the date of this Agreement, Sellers and Purchaser agree to negotiate in good faith with respect to a Transition Agreement. The Transition Agreement shall allow the Companies to lease office space after the Closing in the building located at 3525 Andrews Highway, Midland, Texas and shall also afford the Companies use of the furniture, equipment, computers and telephone systems at such location until December 1, 2008, as well as the use of the Henry logo and trademark and related intellectual property rights, until March 31, 2009 in accordance with Section 4.9.
ARTICLE V
THE CLOSING
     Section 5.1 The Closing. The closing of the Transactions herein contemplated (“Closing”) shall be held at the offices of Vinson & Elkins L.L.P. located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 10:00 a.m. (Central Time) on July 30, 2008, subject to extension in accordance with Section 2.6(b), or at such other time and place as the Purchaser and the Sellers agree that the conditions to Closing have been satisfied or waived (“Closing Date”).
     Section 5.2 Purchaser’s Conditions to Closing. The obligations of Purchaser required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Purchaser, except as otherwise provided by law:
     (a) Representations and Warranties, Agreements and Covenants.
     (i) (A) The representations and warranties of each Company and each Seller contained in this Agreement or in any Schedule delivered pursuant to the provisions of this Agreement (other than the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(v) and 3.1(ee), Section 3.1(i) (solely as it relates to compliance with Environmental Laws) and Section 3.1(n) (solely as it relates to the relevant portion of any actions, suits or proceedings, arbitrations or material disputes, claims or investigations arising under Environmental Laws) shall be true and correct in all material respects (provided that any representation or warranty of each Seller and each Company that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing, as though made at and as of the Closing, except for representations or warranties made as of a specific date, which shall be true and correct in all material respects as of such date; (B) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made at and as of the Closing, except for representations or warranties made as of a specific date, which shall be true and correct in all respects as of such date; and (C) the Purchaser shall have received at the Closing a certificate signed by an authorized representative of each of the Sellers to the foregoing effect.
     (ii) Each of the obligations of each Company and each Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing, and the Purchaser shall have received a certificate signed by an authorized representative of each of the Sellers to the foregoing effect. Each of the deliveries required to be made by each Company and each Seller at the Closing shall have been made.
     (b) Consents and Approvals. (i) All authorizations, consents, orders, or Approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority or other Person necessary for the consummation of the Transactions shall have been filed, occurred, or been obtained and (ii) the Purchaser shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each Person that is a party to a Material Contract and whose consent or approval shall be required in order to permit, or prevent a breach of such Contract or the creation of a right to terminate such Contract upon, the consummation of the Transactions and such consent or approval shall be in the form and substance reasonably satisfactory to the Purchaser. In addition, the Sellers shall have obtained all required consents to provide, and shall have provided or made available, to Purchaser true and complete copies of the Specified Contracts no less than fifteen (15) business days prior to the Closing.
     (c) Legal Matters. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the Transactions or granting damages in connections therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by the Purchaser) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the Transactions or recover damages from the Purchaser or any Company resulting therefrom.
     (d) Material Damage; No Material Adverse Change; Etc. The businesses, operations, assets or properties of each Company shall not have been materially adversely damaged as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, activity of armed forces or act of God; and there shall not have occurred any other materially adverse change in the businesses, operations, assets or properties of the Companies since the date of this Agreement. Notwithstanding the foregoing, in no event shall the following events constitute a material adverse change or a material adverse damage to the Companies for purposes of the preceding sentence: (A) any change or effect resulting from changes in general economic conditions in the United States; or (B) any change in commodity prices that affects the oil and gas exploration and development industry generally.
     (e) Release of Liability. The Sellers and the Companies shall have executed and delivered the releases contemplated by Section 4.17, in form and substance reasonably satisfactory to Purchaser.
     (f) Closing Deliveries. All documents, instruments, reports, certificates or other items required to be delivered by the Sellers and others pursuant to Section 5.4 shall have been delivered.
     Section 5.3 Sellers’ Obligations to Closing. The obligations of the Sellers required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Sellers except as otherwise provided by law:
     (a) Representations and Warranties, Agreements and Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing as though made at and as of the Closing except for representations or warranties made as of a specific date, which shall be true and correct as of such date. Each of the obligations of Purchaser required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. Each of the deliveries required to be made by Purchaser at the Closing shall have been made by Purchaser. At the Closing, the Sellers shall receive a certificate of an officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in this subsection (a) have been satisfied.
     (b) Legal Matters. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the Transactions or granting damages in connections therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by any Seller) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the Transactions or recover damages from the Sellers resulting therefrom.
     (c) Funding of Bonus Payments. Purchaser shall have sufficient funds available and, to the extent necessary, shall be prepared to fund Henry Petroleum with the amounts necessary to pay the Prior Bonus, the First Bonus Installment and the Contractor Bonus to the extent required pursuant to Section 2.3(d).
     (d) Closing of Along-side Interests. Purchaser shall have executed and delivered all documents required to be delivered in connection with the closing of the purchase of the Along-side Interests from the Designated Sellers as contemplated by Section 2.7, subject to, and in accordance with, the purchase agreements governing such purchases (which purchase agreements shall have been previously executed and delivered by the Purchaser and the applicable Designated Seller thereunder and shall not have been previously terminated in accordance with their terms), and Purchaser shall be prepared to, and shall have sufficient funds to, fund the purchase price of such Along-side Interests to the applicable Designated Seller.
     (e) Closing Deliveries. All documents, instruments, reports, certificates or other items required to be delivered by Purchaser pursuant to Section 5.5 shall have been delivered.
     Section 5.4 Sellers’ Delivery at Closing. At the Closing, the Sellers shall deliver:
     (a) a certificate or certificates or other written evidence representing the Shares being sold by Seller, duly endorsed for transfer to Purchaser, or accompanied by assignments separate from the certificate appropriately completed and executed for transfer to Purchaser or other assignments of the Shares in such form as is reasonably acceptable to Purchaser;
     (b) a certificate of non-foreign status for each of James C. Henry, Paula Henry, Henry Ltd., Henchild and FIG meeting the requirements of Treasury Regulation § 1.1445-2(b)(2), and a properly completed Internal Revenue Service Form W-9 by each of those Persons;
     (c) properly executed Section 338(h)(10) Election Forms;
     (d) the resignations discussed in Section 4.8;
     (e) the assignment of the Henry Petroleum logo and trademark as required by Section 4.9;
     (f) a copy of the Transition Agreement executed by Sellers;
     (g) all original books and records of the Companies and all copies thereof, which shall be deemed delivered pursuant to this Section 5.4 by being delivered to the principal office of the Companies; and
     (h) copies of all Employee Letter Agreements and releases from independent contractors, Henry Heirs, Ltd., J&M Petroleum, LLC, Jamie Mitros, Davlin LLC, James David Henry, JUSDY LLC, Beverly Curci and Persons identified on Schedule 4.8 that have been executed and delivered to Henry Petroleum as of the Closing Date.
     Section 5.5 Purchaser’s Delivery at Closing. At Closing, Purchaser shall deliver:

     (a) the wire transfers provided for in Section 2.2;
     (b) a copy of the Transition Agreement executed by Purchaser;
     (c) the assignment of the Henry Petroleum logo and trademark as required by Section 4.9;
     (d) the advance to Henry Petroleum to fund the Prior Bonus, the First Bonus Installment and the Contractor Bonus to the extent required pursuant to Section 2.3(d); and
     (e) all of the necessary closing documents, including wire transfer payments, for the purchase of the Along-side Interests from the Designated Sellers pursuant to Section 2.7.
ARTICLE VI
TERMINATION
     Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of Purchaser and the Sellers;
     (b) by Purchaser if there has been a material breach by any Seller or any Company of any representation, warranty or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to such Seller, provided that the right to effect such cure shall not extend beyond the Termination Date and provided further that such breach relates to a representation or warranty that survives Closing pursuant to Section 7.1;
     (c) by the Sellers if there has been a material breach by Purchaser of any representation, warranty, or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to Purchaser, provided that the right to effect such cure shall not extend beyond the Termination Date;
     (d) by Purchaser, if all conditions of Closing set forth in Section 5.2 of this Agreement have not been satisfied or waived by the Termination Date, provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this paragraph (d) if it is in material violation of any of its representations, warranties or covenants contained in this Agreement or such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
     (e) by the Sellers, if all conditions of Closing set forth in Section 5.3 of this Agreement have not been satisfied or waived by the Termination Date, provided, however, that the Sellers shall not be entitled to terminate this Agreement pursuant to this paragraph (e) if any of them is in material violation of any of its representations, warranties, or covenants contained in this Agreement or such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
     (f) by any party hereto if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or
     (g) by the Purchaser without penalty, damages or liquidated damages as provided for in Section 2.6.
     Section 6.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article VI, this Agreement shall be void and of no effect except as to Section 4.16, and shall result in no obligation of or liability to any party or their respective directors, officers, managers, employees, agents or stockholders for damages, penalties or liquidated damages; provided that: (1) if this Agreement is terminated as a result of an intentional breach of any representation, warranty or covenant in this Agreement, the party who breached the representation, warranty or covenant shall be liable to the other parties for actual damages, including all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, and (2) if on the Closing Date all conditions to Closing set forth in Section 5.2 are satisfied and (A) Purchaser fails to complete the Transactions in violation of this Agreement or (B) Sellers terminate this Agreement pursuant to Section 6.1(e) because the conditions set forth in Sections 5.3(a), (c), (d) and (e) have not been satisfied, Purchaser agrees to pay as liquidated damages to Sellers and not as a penalty the amount of $20,000,000.00 as compensation to Sellers for their losses as a result of Purchaser’s breach of this Agreement, as the amount of damages suffered by Sellers in such circumstance would be impossible to calculate (the “Reverse Break Fee”). In the event of the occurrence of the forgoing clause (2), Sellers and Purchaser agree that the payment of the Reverse Break Fee by Purchaser shall be the sole and exclusive remedy of Sellers for such breach, and Sellers shall not be entitled to seek actual damages from Purchaser or seek specific performance to enforce this Agreement against Purchaser. If any party hereto shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made. In no event shall any party be entitled to consequential damages, lost profits or special or punitive damages as a result of the termination of this Agreement.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
     Section 7.1 Survival. Except as otherwise provided below, all representations and warranties contained in this Agreement or in any Schedule delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing until March 31, 2010. Notwithstanding the foregoing, (i) the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.1(f), Section 3.1(m), Section 3.2(a) and Section 3.2(b) and the covenants contained in Section 4.13 shall survive the Closing until the expiration of the applicable statute of limitations; and (ii) the representations and warranties in Section 3.1(o)(ii), Section 3.1(ee), Section 3.1(i) (solely as it relates to compliance with Environmental Laws) and Section 3.1(n) (solely as it relates to the relevant portion of any actions, suits or proceedings, arbitrations or material disputes, claims or investigations arising under Environmental Laws) (collectively, the “Terminating Representations”) shall terminate and be of no further force and effect immediately following the Closing. All covenants (other than those contained in Section 4.13, which shall survive until the expiration of the applicable statute of limitations), agreements and other obligations will survive the Closing for the periods stated therein.
     Section 7.2 Indemnification.
     (a) Each Seller agrees to indemnify and hold harmless, on a joint and several basis, (except as to those matters that are particular to each Seller, which matters shall be on a several, not joint, basis) Purchaser and its officers, directors, agents, employees and affiliates

(collectively, a “Purchaser Indemnified Party”) from and against any and all losses, costs, damages, expenses and liabilities of whatever nature or kind (including attorney’s fees, litigation and court costs and costs to mitigate any damages in accordance with Section 7.2(g)) (collectively, “Losses”) incurred by a Purchaser Indemnified Party and resulting from, arising out of, or relating to any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities,” and individually as a “Seller Indemnified Liability”):
     (i) any of the representations or warranties, other than the Terminating Representations, made by any Seller contained in this Agreement not having been true and correct as of the Closing Date (or as of the specified date in the case of representations and warranties being made only as of a certain date);
     (ii) a breach of any covenant or obligation of a Seller in this Agreement;
     (iii) the Henry Holding Distribution and the Henry Energy Distribution (excluding any Taxes that are incurred as a result of such transactions for which Sellers are liable pursuant to Section 4.13) and the ownership or operation of the Excluded Companies or their assets, whether arising before or after the Closing; and
     (iv) any long-term debt (including the current portion thereof) of the Companies in existence as of the Closing.
     The parties hereto acknowledge that no Company will be responsible in any manner for the indemnification obligations of the Sellers hereunder.
     (b) Purchaser agrees to indemnify and hold harmless each Seller and their respective trustees, administrators, heirs, personal representatives, successors and assigns (collectively, the “Seller Indemnified Party”) from and against any and all Losses incurred by such Seller Indemnified Party, resulting from, arising out of, or relating to (i) any of the representations or warranties made by Purchaser contained in this Agreement not having been true and correct as of the Closing Date, (ii) a breach of any covenant or obligation of Purchaser in this Agreement or (iii) any liability or obligation arising out of the ownership or operation of the Companies or their assets or the Properties after the Closing Date.
     (c) Notwithstanding the foregoing, (i) no claim may be made for indemnification pursuant to Section 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i) or 7.2(b)(ii), unless and until the aggregate of all Losses of the Purchaser Indemnified Party pursuant to Sections 7.2(a)(i) and 7.2(a)(ii), on the one hand, or the Seller Indemnified Party pursuant to Sections 7.2(b)(i) and 7.2(b)(ii), on the other hand, as the case may be, exceed $3,000,000.00 (the “Indemnification Threshold Amount”), in which event the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, shall be entitled to seek indemnity for the amount by which such Losses for which indemnification is provided hereunder exceed the Indemnification Threshold Amount, and (ii) in no event shall the aggregate amount of Losses for which the Seller Indemnified Party pursuant to Sections 7.2(b)(i) and 7.2(b)(ii), on the one hand, or the Purchaser Indemnified Party pursuant to Sections 7.2(a)(i) and 7.2(a)(ii), on the other hand, be entitled to indemnification exceed the amount of $20,000,000.00 (the “Maximum Liability”). Notwithstanding the foregoing, (A) any Losses suffered by a Purchaser Indemnified Party arising under Section 7.2(a)(i) as a result of a breach of the representations and warranties set forth in Sections 3.1(a), 3.1(b) or 3.1(f), or any Losses suffered by a Seller Indemnified Party arising under Section 7.2(b)(i) as a result of a breach of the representations and warranties set forth in Sections 3.2(a) or 3.2(b), in each case shall not be subject to the limitations imposed by the Indemnification Threshold Amount or the

Maximum Liability, but in each case the Purchaser Indemnified Party and the Seller Indemnified Party shall not recover damages in excess of the sum of the Purchase Price, (B) any Losses suffered by a Purchaser Indemnified Party arising under Section 7.2(a)(ii) as a result of a breach of the covenant set forth in Section 4.4 shall not be subject to the limitations imposed by the Indemnification Threshold Amount so long as such Claim for indemnification is made on or before December 31, 2008 and (C) any Losses suffered by a Purchaser Indemnified Party arising under Section 7.2(a)(ii) as a result of a breach of the covenants set forth in Section 4.13(c)(ii)(A) shall not be subject to the limitations imposed by the Indemnification Threshold Amount or the Maximum Liability. Notwithstanding anything herein to the contrary, in no event shall the foregoing limitations limit any claims for indemnification under Section 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i) or 7.2(b)(ii) in the event of fraud or criminal intent by the indemnifying party, but in no event shall an indemnified party be entitled to recover damages in excess of the Purchase Price. In no event shall “Loss” or “Losses” under this Article VII include lost profits, consequential or special or punitive damages or penalties unless the indemnified party has become liable for such damages as a result of a third-party claim, in which case such indemnified party may recover such damages from the indemnifying party as actual damages.
     (d) The amount of Losses for which an Indemnified Party is entitled to indemnification shall be reduced by any insurance recoveries or other indemnities, contributions or similar payments actually recovered from any third party as a result of the incurrence of such Losses or the facts or circumstances giving rise thereto (including with respect to Losses resulting from the split off of Summit Petroleum Management Corporation, f/k/a Team Operating Corporation, any recoveries or reimbursements of Taxes under the agreement governing such split off transaction).
     (e) All claims for indemnification under this Article VII shall be asserted and resolved as follows:
     (i) In the event that any claim or demand for which the Sellers could be liable to a Purchaser Indemnified Party hereunder is asserted against or sought to be collected from a Purchaser Indemnified Party by a third party, the Purchaser Indemnified Party shall promptly notify Agent of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”); provided, however, that any failure or delay in sending a Claim Notice shall not relieve the Sellers from liability hereunder except to the extent the Sellers are materially prejudiced by such failure or delay. The Sellers shall have 10 days from their receipt of the Claim Notice (the “Notice Period”) to notify the Purchaser Indemnified Party (i) whether or not they dispute their liability to the Purchaser Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not they desire, at their sole cost and expense, to defend the Purchaser Indemnified Party against such claim or demand. In the event that the Sellers notify the Purchaser Indemnified Party within the Notice Period that they do not dispute their liability to the Purchaser Indemnified Party hereunder and that they desire to defend the Purchaser Indemnified Party against such claim or demand, except as hereinafter provided, the Sellers shall have the right to defend the Purchaser Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of the Purchaser Indemnified Party becoming subject to liability for any other matter. If a Purchaser Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. Sellers shall not settle or compromise any third-party claim or demand without the prior written consent of the Purchaser Indemnified Party if such settlement or compromise would restrict Purchaser or otherwise adversely affect Purchaser in any way, which consent shall not be unreasonably withheld or delayed. If, in the reasonable opinion of the Purchaser Indemnified Party, any such claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, properties, assets or prospects of the Purchaser Indemnified Party, such claim or demand seeks injunctive or other non-monetary relief against such Purchaser Indemnified Party or such claim or demand is reasonably likely to result in Losses for which Sellers may not be obligated to indemnify under this Agreement (including if the amount of such Loss is reasonably likely to exceed the Maximum Liability), the Purchaser Indemnified Party shall have the right to control the defense or settlement of any such claim or demand; however, its costs and expenses in so doing shall not be included as part of the indemnification obligations of the Sellers hereunder. If the Purchaser Indemnified Party should elect to exercise such right, the Sellers shall have the right to participate in, but not control, the defense or settlement of such claim or demand at the sole cost and expense of the Sellers. If the Sellers elect not to defend the Purchaser Indemnified Party against such claim or demand, whether by not giving the Purchaser Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Sellers or by the Purchaser Indemnified Party (but the Purchaser Indemnified Party shall have no obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful shall be conclusively deemed to be a liability of the Sellers hereunder. If the Purchaser Indemnified Party controls the defense of any claim or demand, the Purchaser Indemnified Party shall not settle or compromise such third-party claim or demand without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, however, the Purchaser Indemnified Party shall not be required to obtain the consent of the Agent if the Sellers are not obligated to make any indemnification payments under this Article VII as a result of such settlement or compromise or such settlement or compromise does not restrict or otherwise adversely affect any Seller in any way.
     (ii) In the event a Purchaser Indemnified Party should have a claim against the Sellers hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Purchaser Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Agent. If the Sellers do not notify the Purchaser Indemnified Party within the Notice Period that they dispute such claim, it shall be conclusively deemed a liability of Sellers hereunder.
     (iii) All claims for indemnification by a Seller under this Agreement shall be asserted and resolved under the procedures set forth above, substituting in the appropriate place “Seller Indemnified Party” for “Purchaser Indemnified Party” and variations thereof and “Purchaser” for “Sellers” and “any Company” and variations thereof.
     (f) For federal income tax purposes, the parties agree to treat (and shall cause each of their respective affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to the Sellers pursuant to Article II hereof unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.
     (g) Each party hereto agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to mitigate any Losses incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Loss. Any costs or expenses incurred as a result of the foregoing efforts to mitigate any Losses shall be included as Losses for purposes of this Article VII.
     (h) After the Closing has occurred, subject to the purchase right afforded to Purchaser in Section 4.12(d), the right to indemnification under this Article VII shall be the sole remedy of each party hereto in connection with any breach by the other party of is representations, warranties, covenants or agreements contained herein or in any agreement delivered by any Seller or Purchaser pursuant to this Agreement.
     Section 7.3 Express Negligence. THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     Section 8.2 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be hand delivered, sent by registered or certified mail, postage prepaid or sent by facsimile transmission with confirmation of transmission, as follows:
If to Agent, on behalf of Sellers:
Henry Resources, LLC
3525 Andrews Highway
Midland, Texas 79703
Attn: Terry Creech
Fax: (432) 694-2999
With a copy to:
Winstead PC
600 Travis, Suite 1100
Houston, Texas 77002
Attn: Frederick J. Tuthill
Fax: (713) 650-2400

If to Purchaser:
Concho Resources Inc.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
Attn: David W. Copeland
Fax: (432) 683-7441
Or such other address as shall be furnished in writing by such party in accordance with this Section 8.2, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or received.
     Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VII hereof shall inure to the benefit of the indemnified parties referred to therein; provided however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (except, subject to Section 4.18, to an Affiliate of such party so long as such assigning party remains liable for the obligations of the assignor under this Agreement) without the prior written consent of the other party; provided further, however, that prior to Closing, Sellers may assign their Shares to certain Affiliates and charitable remainder trusts established by a Seller so long as such assignee agrees to be bound by the terms of this Agreement as a Seller, and any such assignment shall not relieve the assigning Seller of its obligations under this Agreement. Sellers shall give notice to Purchaser of any such assignments prior to undertaking any such assignment and Purchaser shall give notice to Sellers of any such assignments prior to undertaking any such assignment.
     Section 8.4 Entire Agreement. This Agreement (including Schedules and Exhibits hereto) embodies the entire agreement and understanding of the parties with respect to the Transactions and, except as otherwise explicitly set forth herein, supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the Transactions other than those expressly set forth herein or therein. Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other schedules to this Agreement.
     Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile signatures shall be considered binding.
     Section 8.6 Governing Law. This Agreement shall be governed by the laws of the State of Texas regardless of the laws that might be applicable under principles of conflicts of law as to all matters including, but not limited to, matters of validity, construction, effect and performance.
     Section 8.7 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 8.8 Specific Performance. Purchaser and Sellers recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages or posting any bond. Notwithstanding the foregoing, the Sellers shall not be entitled to seek specific performance in the event that Purchaser pays the Reverse Break Fee under the circumstances described in Section 6.2.
     Section 8.9 Legal Actions. Should legal actions be initiated by a party to enforce the terms of this Agreement, the action shall be commenced in the State of Texas in Midland County. Each party agrees to the waiver of a trial by jury and that the prevailing party’s legal costs, including attorney’s fees, will be paid by the non-prevailing party; provided, the determination of the prevailing party shall be made from the totality of all circumstances and is not required to be the party in whose favor judgment has been rendered.
     Section 8.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, the Purchaser Indemnified Parties, the Seller Indemnified Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided herein.
     Section 8.11 Appointment of Agent. Each Seller hereby acknowledges that it has appointed Terry R. Creech as his or its Agent for the purposes of (i) receiving notices under Sections 2.6, 4.15, 6.1(b) and 7.2, (ii) granting consent under Sections 7.2 and 8.3 and (iii) coordinating public announcements under Section 4.7.
     Section 8.12 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that any party or parties drafted or was more responsible for drafting the provision(s).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
PURCHASER:

CONCHO RESOURCES INC.
By:
	Name:	Timothy A. Leach
	Title:	Chairman and Chief Executive Officer

SELLERS:

JAMES C. HENRY
By:
James C. Henry

PAULA HENRY
By:
Paula Henry

HENRY SECURITIES, LTD.

By:	Henchild LLC, its sole general partner

By:
James C. Henry, President

HENCHILD LLC
By:
James C. Henry, President

Signature Page to Purchase Agreement

HENRY FAMILY INVESTMENT GROUP
By:
James C. Henry, Managing General Partner
COMPANIES:
HENRY HOLDING LP

By:	Henry Capital LLC, its sole general partner

By:
James C. Henry, Chairman
and Chief Executive Officer

HENRY CAPITAL LLC
By:
James C. Henry, Chairman
and Chief Executive Officer
HENRY PETROLEUM LP

By:	Henry Operating LLC, its sole general partner

By:
James C. Henry, Chairman
and Chief Executive Officer

HENRY OPERATING LLC
By:
James C. Henry, Chairman
and Chief Executive Officer

Signature Page to Purchase Agreement

HENRY ENERGY LP
By:	HELP Investment LLC, its sole general partner

By:
James C. Henry, Chairman
and Chief Executive Officer

HELP INVESTMENT LLC
By:
James C. Henry, Chairman
and Chief Executive Officer

QUAIL RANCH LLC
By:
James C. Henry, Chairman
and Chief Executive Officer

AGUASAL HOLDING
By:
James C. Henry, General Partner

By:
Paula Henry, General Partner

Signature Page to Purchase Agreement

AGUASAL LP
By:	Aguasal Management LLC, its sole general partner

By:
James C. Henry, Vice President

AGUASAL MANAGEMENT LLC
By:
James C. Henry, Vice President

Signature Page to Purchase Agreement